EXECUTION VERSION

Master Repurchase Agreement And Securities Contract
Dated As Of October 21, 2025
By And Among
JPMorgan Chase Bank, N.A.
As Administrative Agent on Behalf of one or more buyers
And
M/I FINANCIAL, LLC
As Seller
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1.1    Definitions    1
1.2    Conventions; Interpretation    21
1.3    Incorporation of Fee and Pricing Letter    22
1.4    Incorporation of Transaction Guidelines    22
SECTION 2.    REPURCHASE TRANSACTIONS    22
2.1    Transactions.    22
2.2    Entering into Transactions    23
2.3    Price Differential.    23
2.4    Repurchase.    24
2.5    Fees    25
2.6    Temporary Increase in the Maximum Transaction Amount    25
2.7    Margin Maintenance.    25
2.8    Default Rate    26
2.9    [Reserved].    26
2.10    Financing Expenses    26
2.11    [Reserved].    26
2.12    DEMAND FACILITY    26
2.13    Administration of the Benchmark    27
2.14    All Transactions are “Servicing Released”    27
SECTION 3.    YIELD PROTECTION AND TAXES.    27
3.1    Increased Costs.    27
3.2    Taxes.    28
SECTION 4.    CONDITIONS OF CLOSING/TRANSACTIONS.    31
4.1    Conditions to Closing    31
4.2    Conditions to initial Transaction.    32
4.3    Conditions to All Transactions    32
SECTION 5.    SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION.    33
5.1    Security Interest    33
5.2    No Asset Sales or Liens    34
5.3    Location of Records and Purchased Assets    34
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(continued)
5.4    Status of Purchased Assets    34
5.5    Perfection Information    34
5.6    Perfection, Third Parties, Further Assurances    34
5.7    Termination; Revival    35
5.8    Seller Remains Liable    35
5.9    Security Covenants.    35
5.10    Right to Collect    36
5.11    Application of Mortgage Loan Sale Proceeds.    36
5.12    [Reserved].    38
5.13    Redelivery of Purchased Assets    38
5.14    Servicing.    38
SECTION 6.    REPRESENTATIONS AND WARRANTIES.    39
6.1    Organization and Qualification    39
6.2    Authority, Valid Obligations; Approvals    39
6.3    Title to Properties; Absence of Liens    40
6.4    Compliance    40
6.5    Financial Statements    40
6.6    Events of Default: Solvency    41
6.7    Taxes.    41
6.8    Labor Relations; Litigation    41
6.9    Contracts with Affiliates, etc.    41
6.10    ERISA    41
6.11    [Reserved].    41
6.12    [Reserved].    42
6.13    [Reserved].    42
6.14    Anti-Money Laundering/International Trade Law Compliance    42
6.15    Accuracy of Representations; Survival    42
6.16    Seller Name    42
6.17    Agency Approvals; Compliance with Agency Guides    42
6.18    Accuracy of Information    42
6.19    Compliance With Law, Etc.    43
6.20    Investment Company Act Compliance    43
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(continued)
6.21    No Broker    43
6.22    [Reserved].    43
6.23    Special Representations Relating to the Purchased Mortgage Loans    43
6.24    Legal and Beneficial Owners of Equity Interests in the Seller    44
SECTION 7.    AFFIRMATIVE COVENANTS.    44
7.1    Financial Statements and Other Reporting Requirements    44
7.2    Conduct of Business    46
7.3    Maintenance and Insurance    47
7.4    Taxes.    47
7.5    Sale of Notes    47
7.6    Security Interest    48
7.7    Inspection by the Administrative Agent-, Books and Records    48
7.8    Use of Proceeds    48
7.9    Transactions with Affiliates    48
7.10    No Amendments to Organizational Documents    49
7.11    Bank Accounts    49
7.12    Name, Location    49
7.13    Enforcement    49
7.14    MERS    49
7.15    [Reserved].    50
7.16    [Reserved].    50
7.17    Underwriting Guidelines    50
7.18    Applicable Law    50
7.19    Financial Covenants    50
SECTION 8.    NEGATIVE COVENANTS.    50
8.1    No Merger    50
8.2    Limitation on Debt and Contingent Indebtedness    50
8.3    Business    51
8.4    Liquidations, Dispositions of Substantial Assets    51
8.5    Loans, Advances, and Investments    52
8.6    Use of Proceeds    52
8.7    Transactions with Affiliates.    53
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(continued)
8.8    Liens.    53
8.9    Plans    53
8.10    Change of Principal Office    53
8.11    Distributions    53
8.12    Limitations on Payments of Certain Indebtedness    53
8.13    No Changes in Accounting Practices or Fiscal Year    53
8.14    No Changes to Underwriting Guidelines    53
SECTION 9.    EVENTS OF DEFAULT; EVENT OF TERMINATION.    54
9.1    Event of Defaults of Default.    54
9.2    Transaction Termination.    56
9.3    Termination by the Administrative Agent.    56
9.4    Remedies.    56
9.5    Liability for Expenses and Damages.    57
9.6    Liability for Interest.    57
9.7    Other Rights.    57
9.8    Seller’s Repurchase Rights.    57
9.9    Sale of Purchased Mortgage Loans.    58
SECTION 10.    SET-OFF.    58
SECTION 11.    GENERAL.    58
11.1    Power of Attorney    58
11.2    Written Notices    59
11.3    Term of Agreement    59
11.4    No Waivers    60
11.5    Further Assurances    60
11.6    Governing Law; Jurisdiction.    60
11.7    Indemnification    61
11.8    Amendments, Waivers, Etc.    61
11.9    Binding Effect of Agreement; Assignment    61
11.10    Computation of Interest and Fees, Payments, Etc.    62
11.11    Interest Limitations    63
11.12    No Marshalling    63
11.13    Table of Contents and Section Headings    63
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(continued)
11.14    USA Patriot Act    63
11.15    Replacement Documents    63
11.16    Entire Agreement; Miscellaneous    63
11.17    Federal Reserve    64
11.18    Signature Counterparts    64
11.19    Confidentiality.    64
11.20    WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES    66
11.21    Rehypothecation    67
11.22    Intent    67

EXHIBITS
Exhibit A - Closing Agenda
Exhibit B - Form of Compliance Certificate
Exhibit C - Schedule of Contracts with Affiliates Disclosure Schedule
Exhibit D - Fidelity & Mortgage Errors/Omissions Insurance Requirements
Exhibit E – [Reserved]
Exhibit F - Form of Power of Attorney
Exhibit G - eMortgage Loan Annex
Exhibit H - Benchmark Annex

SCHEDULES
Schedule DQ - Disqualifiers
Schedule EL – Eligible Mortgage Loans
Schedule 6.23 – Special Representations and Warranties with Respect to each Purchased Mortgage Loan
Schedule 6.24 – Owners of Equity Interest in the Seller

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MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
This Master Repurchase Agreement and Securities Contract is made as of October 21, 2025 (the “Closing Date”) by and between M/I Financial, LLC, an Ohio limited liability company (the “Seller”), and JPMorgan Chase Bank, N.A., a national association as Administrative Agent (in such capacity, the “Administrative Agent”), acting on behalf of one or more buyers from time to time (the “Buyers”).
RECITALS
A.    Each Buyer has appointed the Administrative Agent to act for and on its behalf with respect to matters arising under this Agreement and other Repurchase Documents, and the Administrative Agent has accepted such appointment.
B.    Seller has requested that Administrative Agent enter into transactions with Seller whereby Seller may, from time to time, sell to Administrative Agent certain Purchased Assets (as defined herein), against the transfer of funds by Administrative Agent with a simultaneous agreement by Administrative Agent to sell to Seller such Purchased Assets at a date certain or on demand after the Purchase Date (as defined herein), against the transfer of funds by Seller (each such transaction, including a Wet-Ink Transaction, a “Transaction”).
C.    Administrative Agent has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.
Section 1.DEFINITIONS AND EXHIBITS.
1.1Definitions. In this Agreement and in the other Repurchase Documents (unless the context thereof requires a contrary definition or unless the same will be defined therein, in which latter event, the definitions will be cumulative and not exclusive), the following words, phrases, and expressions will have the respective meanings attributed to them, to be equally applicable to both the singular and plural forms, unless the plural form is the term so defined:
“Accepted Servicing Practices” means, with respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.
“Account Debtor” means an account debtor as defined in the UCC.
“Accounts” means all accounts, accounts receivable, contract rights, instruments, documents, chattel paper, tax refunds from foreign, federal, state or local governments and all obligations in any form including those arising out of the sale or lease of goods or the rendition of services; all guaranties, letters of credit and other security and supporting obligations for any of the above; and all books and records (including computer programs, tapes and data processing software) evidencing an interest in or relating to the above; and all “accounts” as the same is now or hereinafter defined in the UCC.
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“Administrative Agent” has the meaning set forth in the Preamble. For the avoidance of doubt, all references to “Administrative Agent” under this Agreement or any other Repurchase Document means Administrative Agent acting for and on behalf of the Buyers.
“Administrative Agent’s Methodology” means as determined by Administrative Agent’s investment bank New York mortgage finance business in its sole and absolute discretion using a commercially reasonable methodology that Administrative Agent uses for substantially similar assets and similarly situated counterparties.
“Affiliate” means and includes, with reference to any Person:
(a)    any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person,
(b)    any other Person that is a director, manager, trustee, general partner, managing or sole member or executive officer, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, manager, trustee, general partner, managing or sole member or executive officer, or with respect to which the specified Person serves in a similar capacity, either alone or together with one or more other Persons similarly situated, has Control,
(c)    any other Person that, directly or indirectly, through one or more intermediaries, is the beneficial owner of 10% or more of any class of equity securities – which does not include any MBS of, or otherwise has a beneficial interest equivalent to 25% or more ownership interest in, the specified Person, and
(d)    a Person of which the specified Person is directly or indirectly the owner of 25% or more of any class of equity securities of the specified Person.
“Affiliate Pledge Agreement” means each pledge agreement from an Affiliated Originator in favor of Administrative Agent.
“Affiliated Originator” means each Affiliate of Seller that originates Mortgage Loans that are Purchased Mortgage Loans.
“Aged Transaction” has the meaning specified in the Fee and Pricing Letter.
“Aged Transaction Prepayment” has the meaning specified in the Fee and Pricing Letter.
“Agency” means Fannie Mae, Freddie Mac, Ginnie Mae, the VA, HUD, the USDA, RHS, and any successor to any of the foregoing.
“Agency Guides” means (a) the “Selling Guide” and the “Servicing Guide” published by Fannie Mae, as amended, modified, supplemented or restated from time to time, (b) the “Sellers’ & Servicers’ Guide” published by Freddie Mac, as amended, modified, supplemented or restated from time to time, and (c) the “GNMA I Mortgage-Backed Securities Guide” and the “GNMA

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Mortgage-Backed Securities Guide” published by HUD, each as amended, modified, supplemented or restated from time to time.
“Agency MBS” means an MBS guaranteed or issued by Fannie Mae, Freddie Mac or Ginnie Mae, in each case representing, secured or backed by a pool of Mortgage Loans consisting of any Mortgage Loan that is a Purchased Mortgage Loan at the time of formation of the related pool.
“Aging Fee” has the meaning specified in the Fee and Pricing Letter.
“Aggregate Asset Value” means, with respect to the Purchased Mortgage Loans as of any date of determination, the aggregate Asset Value of all such Purchased Mortgage Loans as of such date of determination.
“Aggregate Outstanding Purchase Price” means the aggregate outstanding Purchase Price of all Transactions, as of any date of determination.
“Agreement” means this Master Repurchase Agreement and Securities Contract, including the exhibits and Disclosure Schedule attached hereto, as amended, restated or supplemented from time to time.
“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Requirements” means, with respect to each Mortgage Loan, (i) the terms of the Mortgage Note, the Mortgage, and any other documents and agreements with respect to the Mortgage Loan, (ii) all Laws applicable to the origination, sale, pooling, or servicing of such Mortgage Loan or related mortgage servicing right, including without limitation those of the Consumer Financial Protection Bureau, (iii) applicable agreements or undertakings with any Agency, (iv) the judicial and administrative judgments, rulings, procedures, orders, remediation plans, stipulations, awards, writs, and injunctions applicable to any Mortgage Loan or related mortgage servicing right, and (v) all legal and contractual obligations to or with the Takeout Purchaser, any private or governmental mortgage insurer, or any Governmental Entity having jurisdiction with respect to such Mortgage Loan or related mortgage servicing right, including any applicable Agency seller or servicing guide, interpretation, or guidance.
“Approved Accounting Method” has the meaning specified in the Fee and Pricing Letter.
“Asset Value” means, with respect to each Purchased Mortgage Loan and any date of determination, an amount equal to the following, as applicable:
(a)    if the Purchased Mortgage Loan is an Eligible Mortgage Loan, the product of the related Purchase Price Percentage and the lesser of: (i) the Market Value of such

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Purchased Mortgage Loan and (ii) the unpaid principal balance of such Purchased Mortgage Loan; or
(b)    if the Purchased Mortgage Loan is not an Eligible Mortgage Loan, zero.
“Authorized Person” means any person authorized by the Seller (the form and substance of which authorization must be satisfactory to Administrative Agent) to execute documents on behalf of the Seller to obtain or otherwise request Transactions in accordance with Section 2 hereof.
“Bank Data” means any data or information (including personal data, text, sound, software, and/or image files) and associated records, in any form or medium, (i) of Administrative Agent or its Affiliates or their respective suppliers, customers, or other business partners that is transmitted, uploaded, or otherwise provided to, or obtained by, Seller in the performance of the Seller’s obligations under, or in connection with the negotiation and execution of, this Agreement, (ii) that is created, generated, collected, processed, maintained, stored, archived, or received using or in connection with this Agreement, (iii) that is entered into, processed by, or stored on or in, or is accessed through software, equipment, or systems provided, operated, supported, or used by Seller in connection with this Agreement, (iv) that is derived or compiled from data and information described in clauses (i) through (iii) above (including metadata and correlations, trends, patterns, algorithms, and findings directly or indirectly derived or compiled by or on behalf of supplier from such data and information), whether by using such data or information exclusively or in combination with other data or information, and/or (v) summaries and analyses of or involving data and information described in clauses (i) through (iv) above.
“Bankruptcy Code” means Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.
“Benchmark” means, with respect to any date of determination, the greater of (i) Daily Simple SOFR (or if a Benchmark Replacement Date has occurred, the applicable Benchmark Replacement Rate), and (ii) the Benchmark Floor. It is understood that the Benchmark shall be adjusted on a daily basis.
“Benchmark Annex” means that certain Benchmark Annex provided by Administrative Agent to Seller attached hereto as Exhibit H, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.
“Benchmark Floor” has the meaning specified in the Fee and Pricing Letter.
“Benchmark Replacement Date” has the meaning specified in the Benchmark Annex.
“Benchmark Replacement Rate” has the meaning specified in the Benchmark Annex.

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“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Administrative Agent is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in New York, New York.
“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP.
“Capitalized Lease” means any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations as lessee thereunder, in conformity with GAAP, is required to be capitalized.
“Central Elements” means and includes the value of a substantial part of the Eligible Mortgage Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, each taken as a whole, and such Person’s prospects of continuing in business as a going concern.
“Change of Control” means in respect of the Seller, the occurrence of the Parent not owning directly, or indirectly, one hundred percent (100%) of the issued and outstanding ownership interests of the Seller.
“Closing Agenda” means the Closing Agenda attached hereto as Exhibit A.
“Closing Date” means October 21, 2025.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committed Amount” has the meaning specified in the Fee and Pricing Letter.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate, in form attached as Exhibit B hereto, calculating (in detail satisfactory to Administrative Agent) Seller’s compliance with the Financial Covenants.
“Concentration Limit” has the meaning specified in the Fee and Pricing Letter.
“Confidential Information” is defined in Section 11.19.
“Confidential Term” is defined in Section 11.19.

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“Conforming Mortgage Loan” means a Mortgage Loan secured by a First Mortgage that is saleable to a Governmental Entity excluding any Jumbo Mortgage Loans.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) means, when used with reference to any financial term in this Agreement or the other Repurchase Documents, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Seller and its Subsidiaries, determined on a Consolidated or Consolidating basis.
“Covered Entity” means (a) each Seller, each of Seller’s Subsidiaries and all pledgors of Purchased Assets or other security for Obligations (including Affiliated Originators) and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 10% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with the Seller’s and its Subsidiaries’ operations and not for speculative purposes.
“Custodial Agreement” means any custodial agreement entered into among Seller, Administrative Agent and a Custodian, as the same may be amended from time to time, in each case in form and substance acceptable to Administrative Agent.
“Custodian” means, with respect to each Purchased Mortgage Loan, JPMorgan Chase Bank, N.A. or any other entity designated by Administrative Agent to hold the Mortgage Documents on behalf of Administrative Agent and any other documents or agreements evidencing, securing, or related to the Purchased Mortgage Loan that Administrative Agent requires to be in the possession or control of such entity.
“Daily Simple SOFR” has the meaning specified in the Benchmark Annex.
“Default” means any event or condition that, with the giving of notice and/or the passage of time, would constitute an Event of Default.
“Default Rate” has the meaning specified in the Fee and Pricing Letter.

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“Direct Disbursement Transaction” has the meaning specified in the Transaction Guidelines.
“Disclosure Schedule” means Exhibit C attached to this Agreement.
“Disqualifier” means any of the circumstances or events affecting Purchased Mortgage Loans that are described on Schedule DQ.
“Draw Fee” has the meaning specified in the Fee and Pricing Letter.
“Electronic Tracking Agreement” means one or more Electronic Tracking Agreements with respect to (a) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Mortgage Loans held on the MERS System, and (b) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form reasonably acceptable to Seller and Administrative Agent, as the same may be amended (including by an Addendum to Electronic Tracking Agreement for eNotes), restated, supplemented or otherwise modified from time to time.
“Eligible Mortgage Loan” is defined on Schedule EL.
“eMortgage Loan Annex” means that certain eMortgage Loan Annex provided by Administrative Agent to Seller attached hereto as Exhibit G, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.
“eMortgage Loan” has the meaning set forth in the eMortgage Loan Annex.
“eNote” has the meaning set forth in the eMortgage Loan Annex.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that together with Seller would be treated as a member of the same “control group” or treated as a single employer, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) with respect to a Pension Plan, the occurrence of a Reportable Event; (b) a withdrawal by Seller or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Seller or any ERISA Affiliate from a Multiemployer Plan, or the occurrence of an event described in Section 4041A of ERISA that results in the termination of a Multiemployer Plan; (d) receipt of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC for the termination of, or the appointment of a trustee to administer, a Pension Plan or the receipt by Seller or any ERISA Affiliate of a notice that such action has been taken by PBGC with respect

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to a Multiemployer Plan; (e) the determination that any Pension Plan is considered to be “at risk” within the meaning of Section 303 of ERISA or a determination that a Multiemployer Plan is insolvent pursuant to Section 4245 of ERISA or is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Seller or any ERISA Affiliate.
“Event of Default” as defined in Section 9.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect on the date on which such Buyer becomes a party hereto or such Buyer changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facility Termination Date” has the meaning specified in the Fee and Pricing Letter.
“Fannie Mae” means the Federal National Mortgage Association and any successor to its functions.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fee and Pricing Letter” means the Fee and Pricing Letter, dated as of the Closing Date, between Administrative Agent and Seller, as the same may be amended from time to time.
“FHA” means the Federal Housing Administration and any successor agency or entity.
“FHFA” means the Federal Housing Finance Agency, and any successor to its function.
“FICO Score” means the credit score of the Mortgagor provided by Fair Isaac Corporation or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

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“Financial Covenants” has the meaning specified in the Fee and Pricing Letter.
“Financing Expenses” means all fees, costs and out-of-pocket disbursements incurred by Administrative Agent or Buyers, as applicable, including fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Repurchase Document, any of the Purchased Assets, any of the Obligations or the business relationship between the Administrative Agent, on the one hand, and the Seller on the other hand, including, without limitation, (a) audit fees; (b) all reasonable and documented fees and expenses (including recording fees and insurance policy fees) of Administrative Agent and/or its outside counsel for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any Repurchase Documents, including but not limited to the costs of conducting searches for (and obtaining copies of) UCC filings, tax liens, and judgments, filing fees; (c) all charges for wire transfers and check processing charges, security delivery fees, charges for overnight delivery of Mortgage Documents to Takeout Purchaser, recording fees, and overdraft charges; (d) all fees and out-of-pocket disbursements incurred by Administrative Agent, including reasonable attorneys’ fees of outside counsel, in any way arising from or in connection with any action taken by Administrative Agent to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Repurchase Documents or any other obligations of the Seller and/or several, under this Agreement (or any Repurchase Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Administrative Agent, on the one hand, and the Seller, on the other hand, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency proceeding of the Seller or any of its Subsidiaries; (e) all expenses and fees (including reasonable attorneys’ fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any claim and delivery or other action for possession of, or foreclosure on, any of the Purchased Assets, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (f) all costs, expenses and fees incurred by Administrative Agent in connection with any appraisals or environmental assessments of all or any of the Purchased Assets; (g) all other fees described in this Agreement; and (h) all costs, expenses and fees incurred by Administrative Agent and/or its counsel in connection with consultants, expert witnesses or other professionals retained by Administrative Agent and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to the administration or enforcement of, or collection under, this Agreement or any Repurchase Documents, the Purchased Assets or the business relationship between Administrative Agent and the Seller.
“First Mortgage” means a Mortgage that evidences a mortgage lien (or comparable property right under applicable state law) on the real property (including improvements) described in the Mortgage, which lien (or comparable right) encumbers the interests of the legal and beneficial owners of the described real estate, is enforceable against such owners (and any person claiming by or through such owners), and is prior (both in time of recordation and right of enforcement) to any other lien, security interest, similar right encumbering such real property, or any other property interest (other than utility easements and the like not adversely affecting the

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marketability or value of the title to such real property) in or to, or otherwise encumbering or affecting, the described real property or to which the real property is subject.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor to its functions.
“GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.
“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States of America and any successor to its functions.
“Governmental Entity” means any federal, state, or local governmental authority, agency, commission, court, or self-regulatory authority or commission, including any Agency and any Regulator.
“Haircut Account” has the meaning specified in the Transaction Guidelines.
“Hedge Agreement” means an Interest Rate Protection Agreement, a Currency Agreement or a forward sales agreement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.
“HUD” means the United States Department of Housing and Urban Development and any successor to its functions.
“Income” means, with respect to any Purchased Mortgage Loan, on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness to others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Expenditures of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements, early purchase agreements, or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of

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which such Person is a general partner; and (j) to the extent not already included in clauses (a) through (i) above, any amounts either existing or reported on the financial statements of Seller, that Administrative Agent determines, in its sole discretion, are obligations of such Person that should be included as “Indebtedness” hereunder.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under any Repurchase Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” as defined in Section 11.7.
“Initial Financial Statement” means the financial statements of the Seller most recently delivered to Administrative Agent on or prior to the date of this Agreement.
“Insolvent” or “Insolvency” means one or more of the following events with respect to a Person has occurred: death; dissolution; liquidation; termination of existence; “insolvent” or “insolvency” within the meaning of the Bankruptcy Code or other applicable statute; such Person’s inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such Person’s failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or any assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such Person, or the offering of a plan to creditors or such Person for composition or extension, except for any involuntary proceeding commenced against such Person that is dismissed within 30 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.
“Insurer” means a private mortgage insurer, which is acceptable to Administrative Agent.
“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Seller and a financial institution and is reasonably acceptable to the Administrative Agent.
“Investor Commitment” means an unexpired written commitment held by the Seller from an Takeout Purchaser to buy Purchased Mortgage Loans, and that specifies (a) the type or item(s) of Purchased Mortgage Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

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“Investor Guidelines” means (i) the eligibility requirements established by the Takeout Purchaser that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Takeout Purchaser and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Takeout Purchaser’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.
“Jumbo Mortgage Loan” means a Mortgage Loan secured by a First Mortgage with a Mortgage that is bigger than the conforming loan limits set by the FHFA, including First Mortgages saleable to any Governmental Entity that exceed the FHFA loan limits.
“Late Payment Fee” has the meaning specified in the Fee and Pricing Letter.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental entity, agency, division of department, foreign or domestic.
“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, capitalized lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.
“Litigation Threshold” has the meaning specified in the Fee and Pricing Letter.
“LTV” means with respect to any Mortgage Loan, the ratio of the original unpaid principal balance of the Mortgage Loan to the lesser of (i) the appraised value of the Mortgaged Property set forth in such appraisal and (ii) the sales price of the Mortgaged Property.
“Manufactured Home” means any prefabricated or manufactured home on which a lien secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.
“Margin Call” as defined in Section 2.7.2.
“Margin Deficit” as defined in Section 2.7.2.
“Market Value” means, with respect to a Mortgage Loan as of any date of determination, the lesser of (i) the unpaid principal balance of the Mortgage Loan and (ii) the fair market value of the Mortgage Loan as determined by Administrative Agent, using a commercially reasonable methodology that is, in its sole good faith discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on

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comparable assets to be used in connection with the financing of such assets. Administrative Agent’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Administrative Agent.
“Material Adverse Effect” means a material adverse effect on the Central Elements.
“Maximum Aging Limit” has the meaning specified in the Fee and Pricing Letter.
“Maximum Transaction Amount” has the meaning specified in the Fee and Pricing Letter.
“MBS” means a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.
“MERS” means Mortgage Electronic Registration Systems, Inc.
“MERS Loan” means any Mortgage Loan made by the Seller that is secured by a MERS Mortgage.
“MERS Member” means any entity which is a member of MERS, in good standing and in compliance with all rules, regulations, procedures and requirements set forth by MERS, including, but not limited to the payment of membership dues.
“MERS Mortgage” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
“MERS System” means the Mortgage Electronic Registration System established by MERS.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property improved by a completed one-to-four family dwelling unit, including all related fixtures and equipment, located in the United States that secures the repayment of a Mortgage Loan and, if applicable, the lien noted on the certificate of title for the structure that has been affixed to the real property described in the Mortgage.
“Mortgage Documents” means, with respect to a Mortgage Loan, (i) the Mortgage Note, (ii) evidence of mortgage registration with MERS or, alternatively, an original unrecorded but recordable assignment (in blank) of the Mortgage securing such Mortgage Note, which assignment the Seller has duly executed and acknowledged, (iii) except in those jurisdictions where a “closing protection letter” (as described in this definition) is not permitted or readily available, a “closing protection letter” (in form and substance acceptable to Administrative

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Agent) from a title insurance company or agent (acceptable to Administrative Agent and addressed to the Seller and any successor owner of the Mortgage Loan), confirming that upon the closing of the Mortgage Loan, such title insurance company will insure the first lien position of the related Mortgage (subject only to Permitted Encumbrances), and (iv) such other documents pertaining to such Mortgage Loan as Administrative Agent may reasonably require from time to time.
“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan required under the Custodial Agreement.
“Mortgage Loan” means any one-to-four family residential mortgage loan (including a home equity line of credit) evidenced by a Mortgage Note and secured by a Mortgage.
“Mortgage Loan Sale Proceeds” means the proceeds of any sale, securitization or other disposition of any of the Purchased Assets, including without limitation, the proceeds of any Purchase Commitment.
“Mortgage Note” means the promissory note, together with all riders thereto and amendments thereof, or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including the credit line agreement and promissory note with respect to a home equity line of credit, and any eNote, as the context may require.
“Mortgaged Property” means the residential real property located in the United States (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” means the obligor of a Mortgage Loan.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate contributes, is obligated to contribute, or within the preceding five (5) years, has made or had an obligation to make such contributions, or to which Seller or any ERISA Affiliate has any liability (contingent or otherwise).
“Obligations” means and includes:
(a)    all indebtedness and liabilities of any kind, nature or description whatsoever owed to Administrative Agent by Seller pursuant to the terms hereof or any transactions contemplated hereby (including, for the avoidance of doubt, payment of the Repurchase Price and Price Differential), whether direct or indirect, absolute or contingent, due or to become due or whether now existing or hereafter arising, and howsoever evidenced or acquired relating to the terms of this Agreement;
(b)    all future advances that Administrative Agent at any time may, but shall not be required to, make for the protection or preservation of Administrative Agent’s

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rights and interests arising hereunder, including, without limitation, advances for taxes, levies, assessments, insurance, and reasonable attorneys’ fees; and
(c)    all Financing Expenses.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Account” has the meaning specified in the Transaction Guidelines.
“Organizational Documents” means the corporate charter and by-laws, the articles of organization and operating agreement and the partnership certificate and partnership agreement, as applicable of a Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest hereunder).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.
“Parent” means M/I Homes, Inc., an Ohio corporation, together with its successors and permitted assigns.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and to which the Seller or any ERISA Affiliate contributes, is obligated to contribute or within the preceding five (5) years, has made or had an obligation to make, such contributions, or to which Seller or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Encumbrances” means in respect of the Mortgaged Property securing a Purchased Mortgage Loan, (i) liens for taxes, not yet due and payable, special assessments or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (ii) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof, (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements

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on or near the surface of such real estate or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such real estate or authorize or permit any Person to file or acquire claims of Liens against such real estate; (v) subordinate liens disclosed to, and approved by, the Administrative Agent on the Purchase Date, (vi) such other liens as may have been approved in writing by Administrative Agent.
“Permitted Liens” means:
(a)    Liens in favor of the Administrative Agent;
(b)    Liens for Taxes, to the extent that payment of the same is not required in accordance with the provisions of Section 7.4;
(c)    Liens incurred or deposits made in the ordinary course of the Seller’s business in connection with workers’ compensation, unemployment insurance, social security and other similar laws; and
(d)    Liens outstanding at the date of this Agreement, but solely to the extent described on the Disclosure Schedule.
“Person” means an individual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or other entity.
“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA including a Pension Plan maintained by, contributed to by, or required to be contributed to by the Seller or with respect to which the Seller may have any liability (contingent or otherwise).
“Price Differential” means, for each Purchased Mortgage Loan or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of a Default or an Event of Default, the Pricing Rate, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Mortgage Loan or Transaction. Price Differential will be calculated in accordance with Section 2.3.2.
“Pricing Margin” has the meaning specified in the Fee and Pricing Letter.
“Pricing Rate” has the meaning specified in the Fee and Pricing Letter.
“Private Investor” means a Takeout Purchaser that does not have federal deposit insurance and is not a Governmental Entity.
“Proceeds” has the meaning ascribed to such term under the UCC.

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“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Commitment” means, with respect to a Mortgage Loan, a commitment (subject to conditions typical in the industry) by Administrative Agent or another Takeout Purchaser to purchase the Mortgage Loan, provided that a commitment issued by a Takeout Purchaser other than Administrative Agent must be acceptable to Administrative Agent in its sole and absolute discretion.
“Purchase Date” means the date on which Purchased Assets are transferred by Seller to Administrative Agent on behalf of Buyers.
“Purchase Price” has the meaning specified in the Fee and Pricing Letter.
“Purchase Price Percentage” has the meaning specified in the Fee and Pricing Letter.
“Purchased Assets” means all of the following assets and property, tangible and intangible, of the Seller, whether now or hereafter existing, whether now owned or hereafter acquired, wherever located:
(a)    all Purchased Mortgage Loans, including all related Mortgage Notes, Mortgages, promissory notes, mortgages, deeds of trust, deeds to secure real estate, assignments of leases and rents, other security agreements given to secure such Mortgage Loans, and all other documents, agreements, or instruments related to any such Mortgage Loans or the property given as security for any such Mortgage Loans, all rights to payment thereunder, all insurance contracts or guaranty rights with respect to any such Mortgage Loans or the real property securing any such Mortgage Loans including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums) and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance and VA guaranties, and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof, and all claims under any of the foregoing;
(b)    all rights of Seller under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor, purchaser or securities issuer, to guarantee, purchase or invest any of the Purchased Mortgage Loans or any MBS secured by, created from or representing any interest in any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate, based on or backed by any of them, or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Mortgage Loans, together with, in either case, all rights to deliver Purchased Mortgage Loans pursuant thereto and all proceeds arising from or pursuant to any and all such commitments or resulting from the disposition of Purchased Mortgage Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Mortgage Loans sold;

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(c)    all Servicing Rights and other contractual, possessory or other rights to service, administer and/or collect any of the Purchased Mortgage Loans at any date, and all such rights to the payment of money on account of such servicing, administration or collection activities;
(d)    all rights of Seller in, to and under any MBS secured by, created from or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate (the Administrative Agent’s security interest in each MBS created from, based on or backed by, in whole or in part, any of the Purchased Mortgage Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto; all other investment property (including, without limit, securities, securities entitlements, and financial assets) secured by, created from or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, together with all investment property, financial assets, instruments or other property at any time substituted for all or for any part of the foregoing, and all interest, dividends, increases, profits, new investment property, financial assets, instruments or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith, constituting, relating to, or secured by any of the foregoing Purchased Assets;
(e)    all rights of Seller in, to and under any agreements or other arrangements (including without limitation, an interest rate swap agreement, an interest rate cap agreement, and a forward sale agreement) entered into by Seller with respect to all or any part of the Purchased Assets, including without limitation, all rights to payment arising under such agreements or arrangements;
(f)    all Mortgage Documents with respect to any Purchased Mortgage Loans, and all other files, documents, instruments, surveys, appraisals, bonds, certificates, correspondence, computer programs, tapes, discs, cards, accounting records and other books, records, agreements, information and data of Seller relating to any of the foregoing Purchased Assets;
(g)    all Repurchase Documents (to the extent such Repurchase Documents and Seller’s rights thereunder related to the Purchased Mortgage Loans or other Purchased Assets);
(h)    all Income related to the Purchased Mortgage Loans or MBS;
(i)    all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or MBS;
(j)    all Accounts, all funds, MBS and other securities from time to time held in such Accounts, and all other rights to the payment of money (including without

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limitation, pursuant to contracts, agreements or other arrangements, tax refunds and insurance proceeds) constituting or relating to any of the foregoing Purchased Assets, all chattel paper (both tangible and electronic), commercial tort claims, contract rights, documents, financial assets (including money of any jurisdiction), general intangibles (including, without limitation, payment intangibles and software), goods, instruments, investment property, software, supporting obligations, in each case constituting or relating to any of the foregoing Purchased Assets;
(k)    all deposit accounts, deposits, money, investment property or other property (except real property which is not a fixture) which are now or later in possession or control of Administrative Agent, or as to which Administrative Agent now or later controls possession by documents or otherwise; and
(l)    (i) all attachments, accessions, accessories, increases, and additions to and all replacements of and substitutions for any other collateral described above, (ii) with respect to software, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any model conversions, (iii) all proceeds, products, and substitutions of any of the property described above, including, without limit, insurance and condemnation proceeds, and cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Seller; and (iv) all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, and all of Seller’s right, title, and interest in and to all software required to utilize, create, maintain and process any such records or data on electronic media.
“Purchased Mortgage Loan” means any Mortgage Loan that has been purchased by Administrative Agent from Seller in connection with a Transaction, including any Mortgage Loan acceptable to and sold to Administrative Agent in substitution or replacement of such Mortgage Loan to the extent expressly permitted under the terms of this Agreement, and which has not been repurchased by Seller hereunder.
“Recipient” means Administrative Agent or any Buyer.
“Regulator” means the Office of the Comptroller of the Currency or any successor thereto or other Governmental Entity having jurisdiction over Administrative Agent or the Seller, including the Consumer Financial Protection Bureau.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or any regulations thereunder, other than events for which the thirty day notice to the PBGC has been waived by regulation.
“Repurchase Date” means the date on which Seller is to repurchase a Purchased Mortgage Loan subject to a Transaction from Administrative Agent, which date is the earlier of (a) the date specified in the Fee and Pricing Letter and/or the related Transaction Request, which shall in no event occur later than three hundred and sixty-four (364) days after the Purchase Date

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of such Purchased Mortgage Loan or (b) the date identified to Administrative Agent by Seller as the date that the related Purchased Mortgage Loan is to be sold pursuant to a Purchase Commitment.
“Repurchase Documents” means, collectively, this Agreement, the Fee and Pricing Letter, the Electronic Tracking Agreement, the Custodial Agreement, each Affiliate Pledge Agreement (if any), any Servicing Agreement, any Servicer Notice, any intercreditor agreement and any and all notes, instruments, certificates, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any Transaction and/or any of the Indebtedness, and all schedules and exhibits thereto, and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith or therewith (including, without limitation, any subordination agreement), in each case as any of the foregoing may be amended, restated or supplemented from time to time.
“Repurchase Price” means the price at which a Purchased Mortgage Loan is to be transferred from Administrative Agent or its designee to Seller or a Takeout Purchaser, as applicable, upon termination of a Transaction, which price shall equal (1) the sum of (a) the Purchase Price, (b) any applicable fees and indemnities owed by Seller in connection with the Purchased Mortgage Loan and (c) the Price Differential due on such Purchase Price pursuant to Section 2.3.2 as of the date of such determination minus (2) the sum of any Aged Transaction Prepayments made by Seller to Administrative Agent with respect to such Purchased Mortgage Loan.
“Request for Temporary Increase” as defined in Section 2.6.
“RHS” means The Rural Housing Service, an agency of the United States Department of Agriculture and any successor thereto, and including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Servicer” means (i) Allied First Bank, sb, d/b/a Servbank and (ii) any other servicer approved by Administrative Agent in writing in its sole good faith discretion, individually or collectively as the context may require.
“Servicer Notice” means each servicer side letter entered into among Seller, Administrative Agent, and a Servicer.
“Servicer Termination Event” means, with respect to any Servicer, (a) such Servicer’s servicer rating is downgraded by more than one rating category (including a category that is a

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plus or minus) by any rating agency and either Seller has knowledge of such downgrade or Administrative Agent has provided written notice of such downgrade to Seller or (b) a material breach subject to any applicable cure period by such Servicer of the related Servicing Agreement or Servicer Notice.
“Servicing Account” means with respect to each Servicer, the segregated deposit account established in the name of such Servicer in trust for the Administrative Agent.
“Servicing Agreement” means any servicing agreement, in each case together with the related Servicer Notice, if any, entered into between Seller and a particular Servicer, as the same may be amended from time to time, individually or collectively as the context may require, in each case, in form and substance acceptable to Administrative Agent.
“Servicing Records” means all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.
“Servicing Rights” has the meaning specified in the Fee and Pricing Letter.
“Settlement Party” has the meaning specified in the Transaction Guidelines.
“State Housing Agency Mortgage Loan” means an Eligible Mortgage Loan being sold to an approved state-chartered agency program.
“Subordinated Debt” means unsecured Indebtedness of the Seller that is subordinated to the Obligations pursuant to a Subordination Agreement.
“Subordination Agreement” means each agreement pursuant to which Subordinated Debt is subordinated to the Obligations, including any subordination agreement described on the Closing Agenda. Each Subordination Agreement will be in form and substance satisfactory to the Administrative Agent in its sole discretion.
“Subsidiary” means, with respect to a Person, any Person of which (a) more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, or (b) more than 90% of the total assets and more than 90% of the total equity through the ownership of capital stock (which may be non-voting) or similar device or indicia of equity ownership.
“Takeout Purchaser” means Administrative Agent or other financially responsible third party that Administrative Agent may approve, in Administrative Agent’s sole and absolute discretion, as a purchaser of Purchased Mortgage Loans.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

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“Temporary Increase” as defined in Section 2.6.
“Temporary Maximum Transaction Amount” as defined in Section 2.6.
“Transaction” as defined in the Recitals to this Agreement.
“Transaction Guidelines” means the Finance Portal Transaction Guidelines setting forth the Administrative Agent’s policies, procedures and guidelines, applicable to all Transactions, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.
“Transaction Request” has the meaning specified in the Transaction Guidelines.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York as in effect from time to time.
“Uncommitted Amount” has the meaning specified in the Fee and Pricing Letter.
“Underwriting Guidelines” means the standards, procedures and guidelines of the Seller for underwriting Mortgage Loans, which are set forth in the written policies and procedures of the Seller.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“USDA” means the United States Department of Agriculture and any successor thereto.
“VA” means the United States Department of Veterans Affairs and successor thereto.
“Wet-Ink Mortgage Loan” means an Eligible Mortgage Loan acceptable to Administrative Agent (a) which Seller is making subject to a Transaction simultaneously with the origination thereof or the acquisition thereof from a correspondent seller, and (b) for which the complete Mortgage File is in the possession of a title agent or a closing attorney or is in the process of being delivered to and reviewed by the Custodian.
“Wet-Ink Transaction” means any Transaction the subject of which is a Wet-Ink Mortgage Loan.
1.2Conventions; Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
1.2.1References to any Person refer to such Person and its successor in title and assigns or (as the case may be) its successors, assigns, heirs, executors, administrators and other legal representatives;
1.2.2References to this Agreement refer to such document as originally executed and as may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof;

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1.2.3Words importing the singular only will include the plural and vice versa, and words importing the masculine gender will include the feminine gender and vice versa, and all references to dollars will be to United States Dollars;
1.2.4All accounting terms will be construed, applied and determined in accordance with GAAP; and
1.2.5An Event of Default shall be deemed to be continuing unless it is expressly waived by the Administrative Agent in writing.
1.3Incorporation of Fee and Pricing Letter. The Fee and Pricing Letter is one of the Repurchase Documents as defined above. The Fee and Pricing Letter is incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the Fee and Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Fee and Pricing Letter, the terms of the Fee and Pricing Letter shall govern.
1.4Incorporation of Transaction Guidelines. The Transaction Guidelines are incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the Transaction Guidelines as incorporated herein. In the event of a conflict or inconsistency between this Agreement, the Fee and Pricing Letter and the Transaction Guidelines, the terms of this Agreement shall govern.
Section 2.REPURCHASE TRANSACTIONS
2.1Transactions.
(a)Upon the terms and subject to the conditions of this Agreement and the other Repurchase Documents, the Administrative Agent shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, enter into Transactions with Seller, from time to time, from and after the date hereof and prior to the Facility Termination Date; provided that the Aggregate Outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions at any time will not exceed the Maximum Transaction Amount; provided further, that at the time of delivery by Seller to Administrative Agent of any Transaction Request and after giving effect to the related Transactions thereof, there has not occurred and is not continuing any Default or Event of Default. Seller shall promptly take such steps as may be necessary to comply with the requirements of this Section 2.1(a). All Transaction Requests will be in such form as the Administrative Agent will reasonably require and as may be specified in the Transaction Guidelines. Transactions will be allocated first to the Committed Amount on the Purchase Date, commencing from the earliest Purchase Date to the most recent Purchase Date. To the extent that there is availability under the Maximum Transaction Amount, but any Transaction proposed by Seller would otherwise exceed the Committed Amount, then to the extent exceeded, such Transaction may be entered into on an uncommitted basis. AT NO TIME SHALL ADMINISTRATIVE AGENT BE UNDER ANY OBLIGATION TO ENTER INTO TRANSACTIONS WITH THE SELLER WITH RESPECT TO THE UNCOMMITTED AMOUNT (NOTWITHSTANDING ANYTHING EXPRESSED OR IMPLIED IN THIS AGREEMENT, THE REPURCHASE DOCUMENTS OR ELSEWHERE TO THE CONTRARY) AND ADMINISTRATIVE AGENT, AT ANY TIME AND FROM TIME TO TIME, WITHOUT NOTICE, AND IN ITS SOLE DISCRETION, MAY REFUSE TO ENTER INTO TRANSACTIONS WITH THE SELLER WITH RESPECT TO THE UNCOMMITTED AMOUNT WITHOUT INCURRING ANY LIABILITY DUE TO THIS REFUSAL AND WITHOUT AFFECTING THE SELLER’S LIABILITY UNDER THIS AGREEMENT AND THE REPURCHASE DOCUMENTS FOR ANY AND ALL OBLIGATIONS.

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(b)Transactions are subject to the following terms, conditions and requirements, in addition to any other terms, conditions and requirements set forth elsewhere in this Agreement and the other Repurchase Documents, and will be made only if approved by Administrative Agent in its sole discretion:
(i)The aggregate outstanding Purchase Price with respect to Mortgage Loans of the same type shall at no time exceed the Concentration Limit for such type of Mortgage Loans.
(ii)At no time shall any Purchased Mortgage Loan for any reason cease to be an Eligible Mortgage Loan.
(iii)Unless sooner demanded, if a Transaction becomes an Aged Transaction, Seller shall (a) immediately, and without demand, make the Aged Transaction Prepayment plus any unpaid Price Differential as of such date, (b) make an additional Aged Transaction Prepayment every 30 days plus any unpaid Price Differential as of such date, and (c) repay the entire outstanding Repurchase Price with respect to such Transaction, plus unpaid Price Differential, charges, and fees related to such Transaction, no later than the date upon which the Maximum Aging Limit occurs.
(iv)The Seller shall pay, or cause to be paid, the Repurchase Price with respect to any Purchased Mortgage Loan concurrent with the repurchase of such Purchased Mortgage Loan, including in connection with any sale and assignment of such Purchased Mortgage Loan to a Takeout Purchaser and any sale or other disposition of an Agency MBS of which such Purchased Mortgage Loan is a part, if applicable.
Seller shall immediately take such steps as may be necessary to comply with the requirements of this Section 2.1(b).
2.2Entering into Transactions. All Transactions under this Agreement shall be deemed Direct Disbursement Transactions and all procedures for initiating and entering into such Transactions shall be governed by and made in accordance with the Transaction Guidelines.
2.3Price Differential.
2.3.1Payment of Price Differential. Seller shall pay Administrative Agent the Price Differential for each Purchased Mortgage Loan calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid.
2.3.2Invoice and Timing. The Administrative Agent will provide Seller, on a monthly basis, an invoice setting forth the accrued Price Differential with respect to any Purchased Mortgage Loan and such Price Differential shall be due and payable (and will be withdrawn by the Administrative Agent from the Haircut Account, in accordance with the Transaction Guidelines), within three (3) Business Days of the date on which an invoice is made available by Administrative Agent to Seller setting forth the Price Differential accrued from the related Purchase Date until, but not including, the date on which the Repurchase Price for such Purchased Mortgage Loan is paid, as set forth in such invoice. Notwithstanding anything to the contrary in this Section 2.3.2, in the event the Asset Value of any Purchased Mortgage Loan is marked to zero and Seller requests Administrative Agent to release its security interest in such Purchased Mortgage Loan or any Purchased Assets related thereto, Administrative Agent shall not release any such

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security interest therein unless and until Seller shall have paid to Administrative Agent the Repurchase Price for such Purchased Mortgage Loan.
2.4Repurchase.
2.4.1Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Mortgage Loan shall be payable in full by remitting to Operating Account in accordance with the Transaction Guidelines, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) at Administrative Agent’s sole option, upon such Purchased Mortgage Loan failing to be an Eligible Mortgage Loan, (iii) at Administrative Agent’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. While it is anticipated that Seller will repurchase each Purchased Mortgage Loan on its related Repurchase Date, so long as no Default or Event of Default has occurred and is continuing, Seller may repurchase and Administrative Agent will sell any Purchased Mortgage Loan hereunder on demand to Seller.
2.4.2Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Administrative Agent), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Mortgage Loans and any related Purchased Assets and the simultaneous transfer of the Repurchase Price to Administrative Agent (in each case in accordance with the provisions of Section 2.4.1), and all of Administrative Agent’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that Administrative Agent shall not be deemed to have terminated or conveyed its interest in such Purchased Mortgage Loans and any related Purchased Assets if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 2.7. Seller is obligated to obtain the related Mortgage Documents from the Custodian at Seller’s expense on the Repurchase Date. To the extent any UCC financing statement filed against Seller by Administrative Agent specifically identifies such Purchased Mortgage Loans and any related Purchased Assets or, upon Seller’s request, at the expense of Seller and within reasonable time to file such UCC financing statement, Administrative Agent, shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Mortgage Loans and any related Purchased Assets from Administrative Agent’s security interest therein. Any such transfer or release shall be without recourse to Administrative Agent and without representation or warranty by Administrative Agent.
2.5Fees. The Seller will pay to the Administrative Agent each of the fees set forth in the Fee and Pricing Letter (including, but not limited to, Aging Fees, Late Payment Fees and Draw Fees).
2.6Temporary Increase in the Maximum Transaction Amount. Seller may request a temporary increase of the Maximum Transaction Amount (a “Temporary Increase”) by submitting to Administrative Agent an executed request for Temporary Increase in the form and substance acceptable to Administrative Agent in its sole discretion (a “Request for Temporary Increase”), setting forth the requested increased Maximum Transaction Amount (such increased amount, the “Temporary Maximum Transaction Amount”), the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate. Administrative Agent may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing. At any time that a Temporary Increase is in effect, the Maximum Transaction Amount shall equal the Temporary Maximum Transaction Amount for all purposes of this Agreement and all calculations and provisions relating to the

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Maximum Transaction Amount shall refer to the Temporary Maximum Transaction Amount. Upon the termination of a Temporary Increase, Seller shall be obligated to repurchase, and shall repurchase, upon notice by Administrative Agent to Seller, Purchased Mortgage Loans as are designated by Administrative Agent to be repurchased by Seller in order to reduce the Aggregate Outstanding Purchase Price to the Maximum Transaction Amount (as reduced by the termination of such Temporary Increase) and ensure no Concentration Limit is exceeded after giving effect to such repurchase and termination of the Temporary Increase.
2.7Margin Maintenance.
2.7.1Asset Value. Administrative Agent shall have the right to determine the Asset Value of each Purchased Mortgage Loan at any time.
2.7.2Margin Deficit and Margin Call. If Administrative Agent shall determine on any Business Day that (i) the Aggregate Asset Value with respect to the Purchased Mortgage Loans is less than the Aggregate Outstanding Purchase Price of all Transactions or (ii) the Asset Value with respect to a Purchased Mortgage Loan is less than the outstanding Purchase Price of such Purchased Mortgage Loan (in any such case, a “Margin Deficit”), and such Margin Deficit is an amount that is equal to or greater than $500,000 then Administrative Agent may, by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:
(i)in the case of a Margin Call delivered pursuant to Section 2.7.2(i), deposit cash into the Operating Account in accordance with the Transaction Guidelines so that the Aggregate Asset Value will thereupon equal or exceed the Aggregate Outstanding Purchase Price of all Transactions; or
(ii)in the case of a Margin Call delivered pursuant to Section 2.7.2(i), pay one or more Repurchase Prices (as selected by Administrative Agent), as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Aggregate Asset Value; or
(iii)in the case of a Margin Call delivered pursuant to Section 2.7.2(ii), pay the Repurchase Price of the affected Purchased Mortgage Loan in an amount sufficient to reduce the related Purchase Price so that the outstanding Purchase Price of such Purchased Mortgage Loan is less than or equal to the Asset Value thereof.
If Administrative Agent delivers a Margin Call to Seller on any Business Day, then Seller shall transfer the cash required by such Margin Call to Administrative Agent no later than 6:00 p.m. (New York City time) on the next Business Day. Notice of a Margin Call may be provided by Administrative Agent to Seller electronically or in writing, such as via electronic mail.
2.7.3Administrative Agent’s Discretion. Administrative Agent’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
2.8Default Rate. If any Default or Event of Default occurs and is continuing, then the entire amount due (including without limitation Repurchase Prices and Price Differential) under this Agreement will bear interest at the Default Rate applicable thereto.
2.9[Reserved].

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2.10Financing Expenses. The Seller will pay and indemnify the Administrative Agent and Buyers, as applicable, and hold each harmless against, all Financing Expenses. All Financing Expenses will (a) be paid at execution of this Agreement or, to the extent incurred or billed thereafter, be paid immediately on written demand therefor, (b) bear interest at the Default Rate from the fifth (5th) day following demand therefor until paid in full, and (c) constitute Obligations secured by the Purchased Assets.
2.11[Reserved].
2.12DEMAND FACILITY. SELLER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER’S COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN, AND THE ABSENCE OF ANY EVENT OF DEFAULT HEREUNDER, SHALL NOT, IN ANY WAY WHATSOEVER, LIMIT, RESTRICT OR OTHERWISE AFFECT OR IMPAIR ADMINISTRATIVE AGENT’S RIGHT OR ABILITY TO MAKE DEMAND FOR PAYMENT OF ANY OR ALL OF THE OBLIGATIONS AT ANY SUCH TIME, IN ADMINISTRATIVE AGENT’S SOLE AND ABSOLUTE DISCRETION, WITH OR WITHOUT REASON OR CAUSE, AND THE EXISTENCE OF ANY EVENT OF DEFAULT HEREUNDER SHALL NOT BE THE SOLE REASON OR BASIS FOR ENABLING ADMINISTRATIVE AGENT TO MAKE DEMAND FOR PAYMENT OF ALL OR ANY PART OF SUCH OBLIGATIONS; PROVIDED THAT, UNLESS AN EVENT OF DEFAULT HAS OCCURRED, SELLER SHALL HAVE NINETY (90) DAYS TO SATISFY SUCH DEMAND FOR REPAYMENT FOLLOWING ITS RECEIPT OF NOTICE FROM THE ADMINISTRATIVE AGENT THAT ALL AMOUNTS ARE IMMEDIATELY DUE AND PAYABLE.
2.13Administration of the Benchmark. The provisions of the Benchmark Annex are fully incorporated herein by reference.
2.14All Transactions are “Servicing Released”. The sale of Mortgage Loans by Seller to Administrative Agent pursuant to Transactions under this Agreement includes the Servicing Rights related to the Mortgage Loans and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes (other than tax purposes), it being understood that the Purchase Price paid by Administrative Agent to Seller for each such Mortgage Loan includes a premium that compensates Seller for the Servicing Rights related to the Mortgage Loan and upon payment of the Purchase Price by Administrative Agent to Seller, Administrative Agent becomes the owner of the Mortgage Loan which includes the Servicing Rights related thereto.
Section 3.YIELD PROTECTION AND TAXES.
3.1Increased Costs.
(a)Increased Costs Generally. If any change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Administrative Agent;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Recipient any other condition, cost or expense (other than Taxes) affecting the Repurchase Documents or Transactions;

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and the result of any of the foregoing shall be to increase the cost to the applicable Recipient of making, continuing or maintaining any Transaction or of maintaining its obligation to enter into any Transaction, or to reduce the amount of any sum received or receivable by the applicable Recipients hereunder or under the Repurchase Documents (whether of Repurchase Price, Price Differential or any other amount) then, upon request of Administrative Agent, Seller will pay to Administrative Agent such additional amount or amounts as will compensate the applicable Recipient for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If Administrative Agent determines that any change in Law affecting Administrative Agent or any lending office of Administrative Agent or Administrative Agent’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Administrative Agent’s capital or on the capital of Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Transactions made by Administrative Agent to a level below that which Administrative Agent or Administrative Agent’s holding company could have achieved but for such change in Law (taking into consideration Administrative Agent’s policies and the policies of Administrative Agent’s holding company with respect to capital adequacy), then from time to time Seller will pay to such Administrative Agent such additional amount or amounts as will compensate Administrative Agent or Administrative Agent’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of Administrative Agent setting forth the amount or amounts necessary to compensate Administrative Agent or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Seller, shall be conclusive absent manifest error. Seller shall pay Administrative Agent the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Administrative Agent’s right to demand such compensation; provided that the Seller shall not be required to compensate Administrative Agent pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Administrative Agent notifies Seller of the change in Law giving rise to such increased costs or reductions, and of such Administrative Agent’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.2Taxes.
(a)Defined Terms. For purposes of this Section 3.2, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable

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law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Entity in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Seller. The Seller shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Seller by a Buyer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Buyer, shall be conclusive absent manifest error.
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Entity pursuant to this Section 3.2, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Buyers. (i) If any Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, such Buyer shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.
(i)Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person,
(A)If a Buyer is a U.S. Person, such Buyer shall deliver to the Seller on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

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(B)If a Buyer is not a U.S. Person, such Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller (in such number of copies as shall be requested by the Seller) on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), whichever of the following is applicable:
(i)If a Buyer claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)if a Buyer claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or
(iv)to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(A)if a Buyer is not a U.S. Person, to the extent it is legally entitled to do so, such Buyer shall deliver to the Seller (in such number of copies as shall be requested by the Seller) on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Seller to determine the withholding or deduction required to be made; and
(B)if a payment made to a Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.2 shall survive any assignment of rights by a Buyer and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.
Section 4.CONDITIONS OF CLOSING/TRANSACTIONS.
4.1Conditions to Closing. The obligation of the Administrative Agent to consummate the transactions contemplated hereby is subject to Administrative Agent’s sole discretion and the fulfillment to the satisfaction of the Administrative Agent on the date hereof of the following conditions precedent (or the written waiver thereof by the Administrative Agent):
4.1.1Receipt by the Administrative Agent of all of this Agreement and the Fee and Pricing Letter, each of which will be in form and substance reasonably satisfactory to the Administrative Agent, and duly executed and delivered by the parties thereto.
4.1.2The representations and warranties contained herein will be true and accurate on and as of the date hereof, the Seller will have performed and complied with all covenants and conditions required herein to be performed or complied with by it on or prior to date hereof, and no Default or Event of Default will exist and be continuing on the date hereof.
4.1.3Payment of all invoiced Financing Expenses incurred by Administrative Agent to the date of this Agreement.
4.1.4No event or condition will have occurred that would reasonably be expected to have a Material Adverse Effect.

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4.1.5Seller shall deliver to Administrative Agent documentation necessary to establish that Seller is exempt from U.S. federal and backup withholding Taxes.
4.1.6Seller shall have provided such other documents as Administrative Agent or its counsel have requested.
4.2Conditions to initial Transaction. The obligation of Administrative Agent to enter into the initial Transaction is subject to the receipt by the Administrative Agent of all of the agreements, documents, instruments and certificates listed or described on the Closing Agenda, each of which will be in form and substance reasonably satisfactory to the Administrative Agent, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Administrative Agent will reasonably request; provided, that the Servicer Notice shall be received by the Administrative Agent no later than forty-five (45) days after the Closing Date.
4.3Conditions to All Transactions. The obligation of Administrative Agent to enter into any Transaction is subject to Administrative Agent’s sole discretion and to the satisfaction of the following conditions precedent on the date of any such Transaction, in addition to satisfaction of all other conditions and requirements set forth in this Agreement:
(a)Due Diligence Review. Administrative Agent shall have completed, to its satisfaction, its due diligence review of the related Purchased Mortgage Loans and Seller.
(b)No Default. No Default or Event of Default shall have occurred and be continuing.
(c)Requirements of Law. Administrative Agent shall not have determined that the introduction of or a change in any Law or in the interpretation or administration of any Law applicable to Administrative Agent has made it unlawful, and no Governmental Entity shall have asserted that it is unlawful, for Administrative Agent to enter into the transactions contemplated by this Agreement.
(d)Representations and Warranties. Both immediately prior to the Transaction Request and also after giving effect thereto and to the intended use thereof, the representations and warranties herein and in the other Repurchase Documents, or that are contained in any certificate furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Transaction Request as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(e)Addendum to Electronic Tracking Agreement. Prior to the Administrative Agent entering into any Transaction with respect to which a Purchased Asset is an eMortgage Loan, the Administrative Agent shall have received an Addendum to Electronic Tracking Agreement for eNotes, which will be in form and substance reasonably satisfactory to the Administrative Agent, and duly executed and delivered by the parties thereto.
(f)[Reserved].
(g)All Other Documents. Seller shall have provided such other documents as Administrative Agent or its counsel have requested.
(h)Maximum Transaction Amount. After giving effect to the requested Transaction, the Aggregate Outstanding Purchase Price subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Transaction Amount.

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(i)No Margin Deficit; Concentration Limit. After giving effect to the requested Transaction, (i) no Margin Deficit shall exist and (ii) no Concentration Limit shall be exceeded.
(j)Mortgage Documents. Seller shall have delivered to the Custodian the Mortgage Documents related to the proposed Purchased Mortgage Loans (with no material exceptions); provided, that with respect to each Wet-Ink Transaction, the Mortgage Documents may be in the possession of a title agent or a closing attorney and shall be delivered to the Custodian after the Purchase Date.
(k)Fees. The Seller shall have paid to the Administrative Agent each of the fees set forth in the Fee and Pricing Letter (including, but not limited to, Aging Fees, Late Payment Fees and Draw Fees).
(l)Underwriting Guidelines. The Seller shall have delivered to the Administrative Agent its current underwriting guidelines; provided, that if no changes have been made to the underwriting guidelines since the prior delivery to the Administrative Agent such obligation shall be deemed satisfied.
(m)Change of Control. None of the following have occurred or are reasonably likely to occur: (i) the dissolution or liquidation of Seller, (ii) the sale, transfer, lease or other disposition of all or substantially all of Seller’s assets, or (iii) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.
Section 5.SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION.
5.1Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, if any Transactions are deemed to be loans, and, as security for the payment and performance of all Obligations (including, without limitation, all Transactions and credit accommodations extended hereunder), the Seller hereby pledges, assigns and grants to the Administrative Agent a continuing first priority security interest in and Lien upon the Purchased Assets (subject only to Permitted Liens) and the Haircut Account, and Administrative Agent shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. Seller acknowledges that it has no rights to the Servicing Rights related to any Purchased Mortgage Loan. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Servicing Rights related to any Purchased Mortgage Loan were not sold by Seller to Administrative Agent, or that the Servicing Rights are not an interest in such Purchased Mortgage Loan and are severable from such Purchased Mortgage Loan despite Administrative Agent’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby pledges, assigns and grants to Administrative Agent, a continuing first priority security interest in and lien upon the Servicing Rights related to such Purchased Mortgage Loans, and Administrative Agent shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto.
5.2No Asset Sales or Liens. The Seller will not sell, assign, transfer, set over to, or grant a Lien to any Person in or otherwise encumber all or any part of the Purchased Assets, except with respect to (a) Permitted Liens, and (b) the sale of Purchased Mortgage Loans and MBS in the ordinary course of business consistent with the Seller’s past practices and subject to all of the terms and conditions of this Agreement, including, but not limited to, the requirements under Section 2.1(b)(iv) hereof.
5.3Location of Records and Purchased Assets. The Seller will keep the Purchased Assets and records pertaining to Purchased Assets at the location set forth on the signature page hereto and at any other location described in writing to the Administrative Agent.

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5.4Status of Purchased Assets. At the time any Purchased Assets becomes subject to the Administrative Agent’s Lien, the Seller will be the lawful owner thereof and will have the right to pledge, sell, assign, transfer or grant a security interest in the same to the Administrative Agent.
5.5Perfection Information. The Seller’s correct legal name, jurisdiction of organization and federal taxpayer identification number are set forth on the signature page hereto. The Seller will not change any such name, jurisdiction or its legal structure without giving at least 30 days’ prior written notice thereof to the Administrative Agent.
5.6Perfection, Third Parties, Further Assurances. The Seller authorizes the Administrative Agent to file all UCC financing statements, and amendments thereto and continuations thereof, describing the Purchased Assets necessary to perfect Administrative Agent’s security interest hereunder. Where Purchased Assets are in the possession of a third party (other than Custodian), if requested by the Administrative Agent, the Seller will join with the Administrative Agent in notifying the third party of the Administrative Agent’s security interest and obtaining an acknowledgment from the third party that it is holding the Purchased Assets for the benefit of the Administrative Agent. The Seller will cooperate with the Administrative Agent in obtaining control with respect to Purchased Assets consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper. The Seller agrees to take whatever other actions are reasonably requested by the Administrative Agent to perfect and continue the perfection of the Administrative Agent’s security interest in the Purchased Assets. Upon request of the Administrative Agent, the Seller will deliver to the Administrative Agent any and all of the documents evidencing or constituting the Purchased Assets (including, without limitation, all negotiable documents, instruments, certificated securities and chattel paper), and the Seller will not create any chattel paper without placing thereon a legend indicating that the Administrative Agent has a security interest therein. The Seller hereby appoints the Administrative Agent as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the perfection of the security interest granted in this Agreement. To the extent any Purchased Assets constitutes personal property, it is the intention of the parties that the Purchased Assets is and will remain personal property even though all or any portion of the Purchased Assets may hereafter become attached or affixed to real property.
5.7Termination; Revival. At such time as all Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and this Agreement and the other Repurchase Documents have been terminated in writing by Administrative Agent, the security interest granted herein will terminate and, at the expense of the Seller, the Administrative Agent will release its security interest in, and will duly assign, transfer and deliver to the Seller such of the Purchased Assets as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. To the extent that the Seller makes a payment or other transfer to the Administrative Agent, or the Administrative Agent receives any payment of proceeds of Purchased Assets, which is later invalidated, declared to be a fraudulent transfer or preference, set aside or required to be repaid under any bankruptcy law, other law or equitable principle, the Administrative Agent’s security interest in the Purchased Assets will be revived and continue as if the payment, transfer or proceeds had never been received by the Administrative Agent.
5.8Seller Remains Liable. The Seller shall remain liable for the performance of its obligations under the contracts and agreements included in the Purchased Assets to the same extent as if this Agreement had not been executed, and Administrative Agent’s exercise of any of its rights with respect to the Purchased Assets or otherwise under this Agreement shall not release the Seller from any of such obligations. Moreover, regardless of Administrative Agent’s security interest in the Purchased Assets or Administrative Agent’s exercise of (or failure to exercise) any of its rights with respect to any such Purchased Assets, in no event shall Administrative Agent have any obligation or liability under any of such contracts or agreements, and Administrative Agent shall have no obligation or duty to take any action to collect or enforce any claim for payment with respect to any of the Purchased Assets.

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5.9Security Covenants.
(a)The Seller will comply with, perform, and discharge each and every obligation, covenant, condition, duty, and agreement contained in any Purchase Commitments that are to be performed by the Seller.
(b)Without the prior written consent of Administrative Agent, the Seller shall not waive, excuse, condone, forgive, or in any manner release or discharge any party to any agreement with the Seller from the obligations, covenants, conditions, or duties contained in any such agreement or amend, modify, or otherwise change, terminate, or assign any agreement or agree to do any of the foregoing, if (in any case) a consequence of doing so could be to adversely affect the Seller’s condition (financial or otherwise) or to adversely affect the value of any of the Purchased Assets or Administrative Agent’s security interest in any of the Purchased Assets.
(c)At its sole cost and expense, the Seller will promptly and diligently exercise each and every material right it may have under any of the Purchased Mortgage Loans and will appear in and defend in good faith any action or proceeding arising under, growing out of, or in any manner connected with the obligations, covenants, conditions, duties, agreements, or liabilities of the Seller under or in respect of any of the Purchased Mortgage Loans.
(d)Each Purchased Mortgage Loan subject to a Transaction shall be closed in accordance with best industry practices and all Applicable Requirements. The Seller acknowledges and agrees that it shall be liable to Administrative Agent for any acts or omissions of any Settlement Party that cause Administrative Agent to incur any loss or expense (including without limitation attorney’s fees).
5.10Right to Collect. Except as otherwise set forth below, unless and until the occurrence of an Event of Default under this Agreement, the Seller shall continue to collect all principal, interest and escrow payments due and to become due under the Purchased Mortgage Loans (and all such amounts shall be held in trust for the exclusive benefit of Administrative Agent as the owner of the related Purchased Asset), and may take such action as the Seller may deem necessary, advisable, convenient, or proper for the enforcement of such Purchased Mortgage Loans to the extent consistent with the Seller’s covenants and agreements set forth in this Agreement, except that regardless of whether any Event of Default exists, Mortgage Loan Sale Proceeds shall be paid directly to the Operating Account or as Administrative Agent shall otherwise direct, for application as provided in this Agreement. Upon receipt of any prepayment on any Purchased Mortgage Loan, the Seller shall immediately pay such amount to Administrative Agent for application to repay the Purchase Price made with respect to such Purchased Mortgage Loan. Immediately upon and at all times after the occurrence of any Event of Default, Seller agrees upon Administrative Agent’s request to notify all Account Debtors and other parties obligated to Seller under any Purchased Assets that all payments made to Seller on account of the Purchased Assets shall be remitted directly to the Operating Account, which amounts shall, at Administrative Agent’s option, be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Administrative Agent may determine in its sole discretion. Seller, at Administrative Agent’s request, shall include a like statement on all invoices or other instructions sent by Seller to Account Debtors and other parties obligated to Seller with respect to the Purchased Assets. Administrative Agent shall be under no duty to demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Purchased Assets.

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5.11Application of Mortgage Loan Sale Proceeds.
(a)Seller agrees to notify all purchasers of Purchased Mortgage Loans that all payments made to Seller of Mortgage Loan Sale Proceeds shall be remitted directly to the Operating Account. Seller shall bear all risk of loss of any cash proceeds deposited in the Operating Account, except for losses resulting from the gross negligence or willful misconduct of Administrative Agent. Any Mortgage Loan Sale Proceeds received by Seller shall at all times be held in trust for Administrative Agent, shall not be commingled with any property that is not part of the Purchased Assets and shall be immediately delivered to Administrative Agent in the form received for deposit to the Operating Account.
(b)Provided no Event of Default or Default is continuing or would result therefrom, Administrative Agent agrees from time to time at the request of Seller to deliver Purchased Mortgage Loans to Takeout Purchasers for sale to such Takeout Purchasers approved by Administrative Agent in its sole discretion. Such delivery shall be made under a bailee letter in form and substance satisfactory to Administrative Agent. Without limiting the foregoing, such bailee letter shall provide for the release of Administrative Agent’s security interest in the applicable Purchased Mortgage Loan in exchange for receipt by the Administrative Agent in immediately available funds of the purchase price for such Purchased Mortgage Loan pursuant to the applicable Purchase Commitment for such Purchased Mortgage Loan, but in no event less than the Repurchase Price of such Purchased Mortgage Loan. To the extent that the purchase price for a Purchased Mortgage Loan would be less than the Repurchase Price required to be paid to the Administrative Agent as required above (a “shortfall”), Administrative Agent may in its sole discretion approve such sale and the Seller shall pay such shortfall to the Administrative Agent prior to or concurrent with the payment of such purchase price and prior to the release of the Administrative Agent’s ownership interest in the affected Purchased Mortgage Loan. The proceeds from the sale of any Purchased Mortgage Loan under this Section shall be paid and applied as provided in Section 5.11(c) hereof.
(c)Prior to the occurrence of an Event of Default or Default, all items or amounts which are remitted to the Operating Account, or otherwise delivered by or for the benefit of Seller to Administrative Agent on account of partial or full payment of, or with respect to, any Mortgage Loan Sale Proceeds with respect to any Purchased Mortgage Loan shall be applied, first, in satisfaction of the fees and expenses Administrative Agent incurred in connection with the Purchased Mortgage Loan, including satisfaction of any Margin Deficit, second, in satisfaction of any outstanding Obligations with respect to such Purchased Mortgage Loan, and third, to the Haircut Account. After the occurrence of an Event of Default or Default, all items or amounts which are remitted to the Operating Account, or otherwise delivered by or for the benefit of Seller to Administrative Agent on account of partial or full payment of, or with respect to, any Purchased Assets (including, without limitation, any Mortgage Loan Sale Proceeds) shall, at Administrative Agent’s option, (i) be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Administrative Agent may determine in its sole discretion, or, (ii) in the case of such amounts not already in the Operating Account, be deposited to the Operating Account. Seller agrees that Administrative Agent shall not be liable for any loss or damage which Seller may suffer as a result of Administrative Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, or any other Repurchase Document, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies

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under this Agreement or any other Repurchase Document. Seller agrees to indemnify and hold Administrative Agent harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees, except to the extent (but only to the extent) caused solely by Administrative Agent’s gross negligence or willful misconduct.
5.12[Reserved].
5.13Redelivery of Purchased Assets. If Administrative Agent, acting in its sole discretion, redelivers Purchased Assets to Seller or Seller’s designee for the purpose of (a) the ultimate sale or exchange thereof; or (b) presentation, collection, renewal, or registration of transfer thereof; or (c) dealing with it preliminary to sale or exchange, including, but not limited to, for correction; such redelivery shall be in trust for the benefit of Administrative Agent and shall not constitute a sale to Seller or a release of Administrative Agent’s ownership interest in it or in the proceeds or products of it, unless Administrative Agent specifically so agrees in writing. Any proceeds of Purchased Assets coming into Seller’s possession as a result of any such redelivery shall be held in trust for Administrative Agent and immediately delivered to Administrative Agent for application to the Obligations. If Administrative Agent redelivers any Mortgage Documents with respect to any Purchased Mortgage Loan to Seller under this Section, Seller shall return such Mortgage Documents to Administrative Agent not more than ten (10) days from the date of delivery to Seller, and if Seller fails to do so within said period then Seller shall immediately repay the outstanding Repurchase Price with respect to such Purchased Mortgage Loan.
5.14Servicing.
(a)Seller shall, on behalf of Administrative Agent, service or contract with one or more Servicers to service the Purchased Assets consistent with the degree of skill and care that each Seller customarily requires with respect to similar assets owned or managed by it and in accordance with Accepted Servicing Practices. Each Servicer shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Administrative Agent in any Purchased Assets or any payment thereunder. Administrative Agent may terminate the servicing of any Purchased Asset with the then existing servicer in accordance with Section 5.14(e) hereof.
(b)Seller shall, or shall cause the related Servicer, to hold or cause to be held all escrow funds collected by such Seller or Servicer, as applicable, with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.
(c)Seller shall provide promptly to Administrative Agent a Servicer Notice addressed to and agreed to by each Servicer of the related Purchased Assets, advising such Servicer of such matters as Administrative Agent may reasonably request, including, without limitation, recognition by such Servicer of Administrative Agent’s interest in such Purchased Assets and such Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, it will follow the instructions of Administrative Agent with respect to the Purchased Assets and any related Income with respect thereto.
(d)Seller shall hold all collections received by it on account of the Purchased Assets in trust for Administrative Agent; provided, that long as all amounts due and owing by Seller hereunder have been made to Administrative Agent and no Default, Event of Default or outstanding Margin Call exists, Seller shall be entitled to withdraw

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and use the collections with respect to the Purchased Assets; provided, further, that if an Event of Default exists, Seller shall remit all such collections to the Operating Account within two (2) Business Days after receipt thereof.
(e)Upon the occurrence of an Event of Default hereunder or a Servicer Termination Event, Administrative Agent shall have the right to immediately terminate upon written notice the related Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee. Seller shall cooperate, and shall cause any Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Administrative Agent in its sole discretion. For the avoidance of doubt any termination of a Servicer’s rights to service by Administrative Agent as a result of an Event of Default shall be deemed part of an exercise of Administrative Agent’s rights to cause the liquidation, termination or acceleration of this Agreement.
(f)If Seller should discover that, for any reason whatsoever, any entity responsible to such Seller by contract for managing or servicing any Purchased Asset has failed to perform fully its obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Assets and such failure has not been promptly remedied, Seller shall promptly notify Administrative Agent.
Section 6.REPRESENTATIONS AND WARRANTIES.
The Seller represents and warrants to Administrative Agent on the Closing Date and on each day that a Transaction is outstanding hereunder:
6.1Organization and Qualification. Seller is an Ohio limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio, and: (a) has all requisite power and authority to own its property and conduct its business as now conducted and as presently contemplated; (b) is duly qualified and in good standing in each jurisdiction where the nature of its properties or its business (present or proposed) requires such qualification, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect in respect of the Seller; and (c) has no Subsidiaries or Affiliates, except as set forth on the Disclosure Schedule.
6.2Authority, Valid Obligations; Approvals. The execution, delivery and performance of this Agreement and the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, are within the respective corporate, partnership or limited liability company authority and power of Seller and have been authorized by all necessary proceedings on the part of Seller and its managers and members, and do not and will not (a) contravene any provision of law or Seller’s Organizational Documents, (b) contravene any provisions of, or constitute a breach or default under, any other material agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to Seller or any of its properties, or (c) result in the creation, other than in favor of the Administrative Agent, of any Lien upon any of the properties or assets of Seller. The Repurchase Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights in general and to the availability of equitable remedies. The execution, delivery and performance of this Agreement and the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, also do not require any approval or consent of, or filing or registration with, any Person or governmental authority, except for (a) the filing of UCC financing statements to perfect the Administrative Agent’s security interests in the Purchased Assets and (b) such other approvals or consents described on the Disclosure Schedule, each of which has been obtained.

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6.3Title to Properties; Absence of Liens. Seller and each of its Subsidiaries has good and marketable title to all of its properties, assets and rights necessary to permit Seller and each of its Subsidiaries to conduct its business as such business was conducted or proposed to be conducted on the date of the Initial Financial Statement (or, in the case of a Subsidiary formed or organized after the date thereof, on the date such Subsidiary is formed or organized). The Purchased Assets are free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and Permitted Liens.
6.4Compliance. Seller and each of its Subsidiaries: (a) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including, without limit, patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others, except where the failure to maintain such licenses or permits would not reasonably be expected to have a Material Adverse Effect in respect of the Seller; (b) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA (to the extent applicable) or to employee benefit plans generally), except where the failure to maintain such licenses or permits would not reasonably be expected to have a Material Adverse Effect in respect of the Seller; and (c) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its Organizational Documents or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, in each case, except for any such violations, defaults or failures to comply, individually or in the aggregate, which would not have a Material Adverse Effect in respect of the Seller. Neither Seller nor any of its Subsidiaries has received any notice by any governmental authority or Person with respect to the generation, storage, or disposal or release or threat of release of hazardous substances or hazardous materials or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.
6.5Financial Statements. The Seller has furnished to the Administrative Agent its audited consolidated and consolidating financial statements of the Seller for the fiscal year ended December 31, 2024 and the management-prepared consolidated and consolidating financial statements balance sheet and statement of income as of June 30, 2025 and for the three-month period then ended, which fairly present the financial position of the Seller and its Subsidiaries in all material respects for such periods as at the close of business on such dates and the results of its operations for the three-month period then ended (subject to the absence of footnotes and normal year-end adjustments with respect to the interim statements). At the date hereof, the Seller and its Subsidiaries have no material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement. Since the last day of the latest fiscal period covered by the Initial Financial Statements, no event has occurred that would reasonably be expected to have a Material Adverse Effect in respect of the Seller.
6.6Events of Default: Solvency. No Default or Event of Default exists, and Seller is not, or, immediately after giving effect to any Transaction, will not be, Insolvent.
6.7Taxes.
6.7.1Seller and each of its Subsidiaries has (i) filed all federal tax returns required to be filed for all Taxes, (ii) to the best of its knowledge, filed all state and other tax returns required to be filed for all Taxes, and (iii) fully paid all Taxes due from them, except those being contested in good faith through appropriate proceedings and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP and the Administrative Agent. Neither Seller nor any of its Subsidiaries has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax, and each of them has established on its books reserves adequate for the payment of all Taxes.

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6.7.2Seller has at all times been classified as a corporation for U.S. federal income tax purposes. Seller has never been subject to U.S. federal withholding Tax under Section 1441, 1445 or 1446 of the Code.
6.8Labor Relations; Litigation. Neither Seller nor any of its Subsidiaries is engaged in any unfair labor practice and, except as set forth on the Disclosure Schedule, there is no litigation, proceeding, governmental investigation (administrative or judicial), regulatory enforcement action or labor dispute, pending or, to the best knowledge of the Seller, threatened against Seller or any Subsidiary, which, if decided adversely, would have a Material Adverse Effect.
6.9Contracts with Affiliates, etc. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any material agreements, instruments or contracts (whether written or oral) with any of its directors, managers, officers, equity holders, employees or Affiliates, or the directors, managers, officers, equity holders or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable than would prevail in a transaction with a Person unaffiliated with Seller. Each such contract between Seller and its Subsidiaries and any Affiliate is listed on the Schedule of Contracts with Affiliates attached hereto as Exhibit C or as otherwise disclosed to and approved in writing by Administrative Agent.
6.10ERISA. The Seller does not maintain any Plans and shall not adopt or agree to maintain or contribute to a Plan. The Seller shall promptly notify the Administrative Agent in writing in the event an ERISA Affiliate adopts a Plan. The Seller is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.
6.11[Reserved].
6.12[Reserved].
6.13[Reserved].
6.14Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
6.15Accuracy of Representations; Survival. No representation or warranty made herein or in any other Repurchase Document contains, or at the time of delivery will contain, any untrue statement of material fact or omits, or will omit at the time of delivery, a material fact necessary to make such representation or warranty not misleading. All representations and warranties made herein or in the any other Repurchase Document will survive the execution of this Agreement and the other Repurchase Documents.
6.16Seller Name. Seller’s exact name is the name set forth in this Agreement. Seller’s chief executive office and principal place of business are at 4131 Worth Avenue, Suite 460, Columbus, Ohio 43219, or at such other address as shall have been set forth in a written notice to the Administrative Agent given subsequent to the Closing Date and at least ten (10) Business Days before such notice’s effective date. Seller is a registered organization which is organized under the laws of one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and Seller is located (as determined pursuant to the UCC) in the state under the laws of which it was organized.
6.17Agency Approvals; Compliance with Agency Guides. Seller is (i) a Freddie Mac, Fannie Mae and Ginnie Mae approved seller(issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, and in each case, in good standing; (ii) in compliance with the terms and requirements of each Agency Guide applicable to it; and (iii) duly qualified and licensed as a mortgage banker or mortgage broker in each jurisdiction where such

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qualification is required in order for the Seller to transact its business as presently conducted or proposed to be conducted.
6.18Accuracy of Information. Neither this Agreement nor any of the documents or information documents, reports or other writings prepared by or on behalf of Seller and provided by Seller to Administrative Agent pursuant to this Agreement, any other financing agreement or in connection with the transactions contemplated hereby or thereby, contain any statement of a material fact with respect to Seller or such transactions that was untrue or misleading in any material respect when made or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Since Administrative Agent’s due diligence review of Seller conducted prior to the Closing Date, there has been no change, nor any development or event involving a change known to Seller, which would render any of the financing agreements, such documents or information untrue or misleading in any material respect.
6.19Compliance With Law, Etc. Seller has complied in all respects with all Laws to the best of its knowledge. None of Seller or any Affiliate of Seller (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by OFAC, (e) is a Sanctioned Person or Sanctioned Country, (f) has more than 10% of its assets located in Sanctioned Countries or with Sanctioned Persons, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or Sanctioned Country. None of Seller or any Affiliate of Seller (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Entity limiting its ability to incur the Obligations. Seller and all of its Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. None of Seller or any Affiliate of Seller has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any Affiliate of Seller or any other Person, in violation of the Foreign Corrupt Practices Act of 1977.
6.20Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act of 1940, as amended nor as an entity “controlled” by an “investment company” as defined under the Investment Company Act of 1940, as amended. No Transaction represents an “ownership interest” in Seller for purposes of the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Seller is structured so as not to constitute a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
6.21No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
6.22[Reserved].

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6.23Special Representations Relating to the Purchased Mortgage Loans. With respect to each Purchased Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth in Schedule 6.23 hereto as of the related Purchase Date and continuously while such Purchased Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to Administrative Agent, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.
6.24Legal and Beneficial Owners of Equity Interests in the Seller. The only equity (or other ownership) interest in the Seller consists of member interests. The sole legal and beneficial owners of an equity interest in the Seller (each an “Owner” and, collectively, the “Owners”) and the nature of each Owner’s interest are set forth on Schedule 6.24 attached to, and made a part of, this Agreement.
Section 7.AFFIRMATIVE COVENANTS.
During the term of this Agreement and so long as any Obligations (other than (a) contingent reimbursement and indemnification obligations as to which no claim has been asserted and (b) Obligations related to any products or any Hedge Agreements) have been paid or performed in full, all Purchased Mortgage Loans have been repurchased and the Administrative Agent and the Buyers have no further commitments or other obligations under this Agreement or the other Repurchase Documents remain outstanding:
7.1Financial Statements and Other Reporting Requirements. The Seller will furnish to the Administrative Agent:
7.1.1as soon as available and in any event within ninety (90) days after the close of each of the Seller’s fiscal years, audited Consolidated Financial Statements for the Seller and its Consolidated Subsidiaries, for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with the Approved Accounting Method, and with all notes, and accompanied by
(a)a report and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and reasonably acceptable to the Administrative Agent (as of the Closing Date, Deloitte & Touche LLP is acceptable to the Administrative Agent), stating that such accountants have audited such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, the Consolidated financial condition of the Seller and its Consolidated Subsidiaries, as of the date thereof and the Consolidated results of its operations and cash flows for the periods covered thereby in conformity with the Approved Accounting Method; and
(b)a certificate signed by an Authorized Person stating that said financial statements fairly present the Consolidated financial condition and results of operations (for the Seller and its Consolidated Subsidiaries) as at the end of, and for, such year.
7.1.2as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, financial statements for the Seller and its Subsidiaries for the quarter just ended (or, at the request of the Administrative Agent, as of the end of any calendar month for the month just ended), all in reasonable detail, and certified by a responsible officer of the Seller that such financial statements were prepared in

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accordance with the Approved Accounting Method and present fairly in all material respects the Seller’s and its Consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to normal year-end audit adjustments and the omission of notes and schedules to the financial statements.
7.1.3concurrently with each delivery of financial statements pursuant to Sections 7.1.1 and 7.1.2 hereof, a Compliance Certificate certified by Seller’s chief financial officer;
7.1.4[Reserved];
7.1.5[Reserved];
7.1.6[Reserved];
7.1.7within fifteen (15) days after receipt of each agency audit, including HUD, Ginnie Mae, Fannie Mae and Freddie Mac audits, a copy of such audit and, within fifteen (15) days of any response by Seller thereto, a copy of such response;
7.1.8except as otherwise set forth herein, as soon as reasonably practical and in no case later than five (5) Business Days after obtaining knowledge of the existence thereof, notice of (a) [reserved], (b) the occurrence of any condition or event with respect to Seller that would reasonably be expected to have a Material Adverse Effect, (c) any material litigation or any investigative proceedings of a federal, state or local governmental agency or authority commenced or threatened against Seller or any Subsidiary, individually or in the aggregate of the Litigation Threshold, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings, (d) the occurrence of an ERISA Event that would reasonably be expected to have a Material Adverse Effect, or any communications to, or receipt of communications from, the PBGC, the United States Department of Labor the Internal Revenue Service or a Pension Plan, a Multiemployer Plan, by Seller or any ERISA Affiliate relating to any Pension Plan or Multiemployer Plan (other than routine claims for benefits), along with copies of all such communications, (e) the assumption by the Seller or any ERISA Affiliate of an obligation to contribute to or any liability with respect to, a Multiemployer Plan; and (f) any communications given or received by Seller to or from any federal, state or local governmental agency or authority in any way relating to any investigation of, compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes) that would reasonably be expected to have a Material Adverse Effect, along with copies of all such communications;
7.1.9as soon as practicable and in no case later than three (3) Business Days after obtaining knowledge of the existence, thereof, give written notice to Administrative Agent of (a) any material litigation affecting any of the Purchased Assets, (b) the receipt of any notice from any Agency, the Consumer Financial Protection Bureau, or any other Governmental Entity having jurisdiction over the Seller or its property that any such Agency or Governmental Entity intends to put the Seller or any officer or employee of Seller on probation or other supervisory review status, (c) the receipt of any notice from any insurer or guarantor of, or Agency that purchases, residential mortgage loans that such insurer, guarantor, or Agency will cease insuring, guaranteeing, or purchasing, as applicable, residential mortgage loans from the Seller, (d) any notice from FHA or the VA that the Seller may lose its status as an approved mortgagee or Administrative Agent

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in good standing eligible to participate in the FHA insurance or the VA guaranty programs, (e) the receipt of any notification from the Consumer Financial Protection Bureau, any other Governmental Entity, or any Agency that the Seller has violated any Law and (f) any investigation, subpoena or civil investigative demands with respect to Seller or any Purchased Mortgage Loans from the Consumer Financial Protection Bureau, any Agency or any other Governmental Entity;
7.1.10immediately and in no case later than three (3) Business Days after obtaining knowledge of the existence thereof, notice of the occurrence of any Default or Event of Default;
7.1.11from time to time, within five (5) Business Days such other financial data and information about Seller and any of its Subsidiaries and their Affiliates as the Administrative Agent may reasonably request; and
7.1.12as soon as reasonable practicable, notice of any breach of a representation or warranty set forth in Schedule 6.23 thereto.
7.2Conduct of Business. The Seller will: (a) maintain its corporate, limited liability company or other organizational existence, as applicable; (b) continue to have a fiscal year ending December 31st of each year (or such other fiscal year-end as may be deemed acceptable to the Administrative Agent in its reasonable discretion); (c) remain or engage in substantially the same business as that in which it is now engaged or proposed to be engaged as of the date hereof (or, in the case of a Subsidiary formed or organized after the date hereof, as of the date such Subsidiary is formed or organized); (d) duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including the Secure and Fair Enforcement for Mortgage Licensing Act, 12 USC 5101-5116, all state mortgage loan originator licensing acts and all other state laws mandated by such Act, and all laws relating to the environment, pollution control, hazardous materials and hazardous waste; (e) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business as presently conducted or reasonably related thereto, except where the failure to maintain such licenses or permits would not reasonably be expected to have a Material Adverse Effect in respect of the Seller and, without limiting the foregoing; (f) do or cause to be done all things necessary to preserve and keep in full force and effect Seller’s corporate or other applicable existence, rights, franchises, licenses and approvals, except where the failure to maintain such licenses or permits would not reasonably be expected to have a Material Adverse Effect in respect of the Seller, including without limitation, its status as a Freddie Mac, Fannie Mae and Ginnie Mae approved seller(issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, in each case in good standing, and comply with the terms and requirements of each Agency Guide applicable to it; and (g) upon Seller becoming aware of any Control Failure with respect to a Mortgage Loan that is an eMortgage Loan.
7.3Maintenance and Insurance. The Seller will, and will cause each of its Subsidiaries to:
(a)maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Administrative Agent and the Buyers without charge upon the Administrative Agent’s or any Buyer’s request made from time to time; and
(b)obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering the Seller's officers and employees and other persons acting on behalf of the Seller. The

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amount of coverage shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to the Seller if the Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, the Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 7.3. Coverage of the Seller under any policy or bond obtained by an Affiliate of the Seller and providing the coverage required by this Section 7.3 shall satisfy the requirements of this Section 7.3. Such bond and insurance policies shall name Administrative Agent as an additional insured and loss payee. Upon the request of the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent and the Buyers evidence of such fidelity bond and insurance policies.
7.4Taxes.
7.4.1The Seller will, and will cause each of its Subsidiaries to, pay or cause to be paid all Taxes on or assessed against it or its properties prior to such Taxes becoming delinquent, except for any Taxes that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves, if and to the extent required by GAAP and the Administrative Agent, have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against the Seller or any Subsidiary with respect to any such tax, assessment or charge that is material in amount.
7.4.2Seller shall continue at all times to be classified as a corporation for U.S. federal income tax purposes. Seller shall not become subject to U.S. federal withholding Tax under Section 1441, 1445 or 1446 of the Code.
7.5Sale of Notes. The Seller will not, and will not permit any of its Subsidiaries to, sell, discount or dispose of any note, instrument, Account, or other obligation owing to any of them, except (a) to the Administrative Agent, (b) sale of Purchased Assets to the extent expressly permitted by Section 5.2 hereof, and (c) sale of other Mortgage Loans (not constituting any part of the Purchased Assets) in the ordinary course of business consistent with the Seller’s past practices.
7.6Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and related Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Entity. Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or any Repurchase Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans and any Repurchase Documents.
7.7Inspection by the Administrative Agent-, Books and Records. The Seller will permit the Administrative Agent or its designees, at any reasonable time and from time to time, but not less frequently than annually, during normal business hours, upon at least three (3) Business Days prior written notice (such notice may be provided by electronic means), to visit and inspect their properties, to examine and make copies of their books and records, and to discuss their affairs, finances and accounts with appropriate officers. The Seller will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law. The Seller shall maintain originals (or copies, if the originals have been delivered to Takeout Purchaser) of surveys, certificates, correspondence, appraisals, accounting records, and other information or data relating to the Purchased Assets and will immediately give Administrative Agent written notice of any change in location of such records. Without in any way limiting the foregoing, the Seller agrees that the Administrative

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Agent may, at any reasonable time and from time to time, during normal business hours, and upon at least three (3) Business Days prior written notice (such notice may be provided by electronic means), conduct field or on-site audits of the Seller at the Administrative Agent’s discretion. During the continuation of an Event of Default, the Seller will permit the Administrative Agent to arrange for verification of Accounts and other Purchased Assets of the Seller directly with the Account Debtors or obligors or by other methods, and to conduct field audits of the Seller and its Subsidiaries at the Administrative Agent’s discretion. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with up to two (2) inspections, visits and reviews under this Section 7.7 per calendar year unless a Default or Event of Default has occurred and is continuing, in which case all such costs and expenses of the Administrative Agent incurred in the exercise of their rights pursuant to this Section 7.7 shall be paid by the Seller.
7.8Use of Proceeds. The Seller will use the Purchase Price of each Transaction solely to fund the origination or purchase of Purchased Mortgage Loans subject to the terms and conditions of this Agreement, and to pay the fees, costs and other expenses associated with closing the transactions contemplated herein. No portion of any Purchase Price will be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.
7.9Transactions with Affiliates. The Seller will not, enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are not otherwise prohibited under this Agreement (including, without limitation, the transactions permitted under Section 8.2 or Section 8.5) and are in the ordinary course of the Seller’s business.
7.10No Amendments to Organizational Documents. The Seller will not at any time cause or permit its Organizational Documents or the Organizational Documents of any of its Subsidiaries to be modified or supplemented in any respect that would materially affect the Administrative Agent’s rights hereunder and with respect to the Purchased Assets and under the other Repurchase Documents or affect in any manner the Seller’s ability to pay the Obligations when due.
7.11Bank Accounts. The Seller has established all bank accounts with the Administrative Agent required for operating their line of credit and will thereafter maintain such accounts with Administrative Agent.
7.12Name, Location. Seller will not change its jurisdiction of organization. Seller will give Administrative Agent not less than thirty (30) days’ prior written notice of all contemplated changes in Seller’s name, location, chief executive office, principal place of business, and/or location of any Purchased Assets.
7.13Enforcement. The Seller shall, at its sole cost and expense, (a) exercise promptly and diligently each and every material right it may have under or with respect to any Purchased Mortgage Loan that, if not so exercised, might materially and adversely affect the interests of the Seller or Administrative Agent with respect to such Purchased Mortgage Loan or the property securing such Purchased Mortgage Loan, and (b) appear in and defend in good faith any action or proceeding arising under, in any manner related to, or connected with, the obligations, covenants, conditions, duties, agreements, or liabilities of the Seller with respect to any Purchased Mortgage Loan.
7.14MERS. The Administrative Agent and the Seller hereby confirm the appointment of the Administrative Agent as collateral agent with respect to MERS Loans. During any time during which the Seller is using the MERS System, the Seller shall (i) at all times, maintain its status as a MERS Member, (ii) at all times, employ officers who have the authority, pursuant to a corporate resolution from MERS, to execute assignments of mortgage in the name of MERS in the event deregistration from the MERS System is necessary or desirable, (iii) at all times remain in compliance with all terms and conditions of membership in MERS, including the MERSCORP, Inc. “Rules of Membership” most recently promulgated by MERSCORP, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP, as each of the foregoing may be

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modified from time to time, including, but in no way limited to compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of mortgages, registration of mortgages on the MERS System, including registration of the interest of the Administrative Agent in such mortgages and membership requirements, (iv) promptly, upon the request of the Administrative Agent, execute and deliver to the Administrative Agent an assignment of mortgage, in blank, with respect to any MERS Mortgage that the Administrative Agent determines shall be removed from the MERS System, (v) at all times maintain the Electronic Tracking Agreement in full force and effect, (vi) as soon as practicable, but in no event later than two (2) Business Days, provide to Administrative Agent a copy of any notice received from MERS or MERSCORP pursuant to Section 4(a) of the Electronic Tracking Agreement, and (vii) as soon as practical but in any event not later than seven (7) Business Days after any MERS Mortgage is funded from the Purchase Price of a Transaction, cause Administrative Agent (by its Org ID 1000116) to be designated as the “Interim Funder” in the “Associated Member” category for such MERS Mortgage on the Registration Details Screen of the MERS System (and any MERS Mortgage not so designated within said period shall automatically cease to be an Eligible Mortgage Loan, anything in this Agreement to the contrary notwithstanding). The Seller shall not de-register or attempt to de-register any mortgage from the MERS System unless the Seller has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and the other Repurchase Documents relating to a release of a Mortgage Loan. Seller shall indemnify, defend (using counsel selected by Administrative Agent) and hold harmless Administrative Agent, its employees, agents, shareholders, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limit, attorney fees) of whatever kind arising out of or related to (i) Seller’s failure to comply with or breach of the provisions of this paragraph or the Electronic Tracking Agreement, or (ii) the use by Seller and Administrative Agent of the MERS System in connection with Mortgage Loans under or in connection with this Agreement.
7.15[Reserved].
7.16[Reserved].
7.17Underwriting Guidelines. Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines and applicable product profiles.
7.18Applicable Law. To the best of its knowledge, Seller shall comply with the requirements of all Law and orders of any Governmental Entity.
7.19Financial Covenants. The Seller will comply with the Financial Covenants set forth in the Fee and Pricing Letter.
Section 8.NEGATIVE COVENANTS.
The Seller agrees that, until all of Seller’s Obligations (other than (a) contingent reimbursement and indemnification obligations as to which no claim has been asserted and (b) Obligations related to any Products or any Hedge Agreements) have been paid or performed in full, all Purchased Mortgage Loans have been repurchased and the Administrative Agent and the Buyers have no further commitments or other obligations under this Agreement or the other Repurchase Documents, the Seller shall not, and shall not permit any Subsidiary to, either directly or indirectly, do any of the following, without the prior written consent of the Buyers:
8.1No Merger. Merge or consolidate with or into any Person unless the Seller is the surviving entity and any of the Seller’s Subsidiaries may merge with or into the Seller or another Subsidiary of the Seller.
8.2Limitation on Debt and Contingent Indebtedness. At no time shall the Seller or any Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or

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become, directly or indirectly, liable in respect of any Indebtedness except (collectively, “Permitted Indebtedness”):
(a)the Obligations;
(b)trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and other accounts payable and accruals arising in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;
(c)Seller’s existing committed mortgage warehousing facility with the Administrative Agent, and if the Seller gives the Administrative Agent at least ten (10) Business Days prior written notice of the initial incurrence thereof, other Indebtedness under mortgage warehousing facilities, mortgage repurchase facilities or off-balance sheet indebtedness under other financing arrangements; provided that no prior notice shall be required with respect to any such facility, indebtedness or other financing arrangement entered into with the Administrative Agent;
(d)Indebtedness in respect of any exchange traded or over the counter derivative transaction or any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;
(e)contingent repurchase obligations arising out of loan sale representations and warranties;
(f)guaranties by Seller of Indebtedness of any other Person not in excess of Five Million Dollars ($5,000,000); provided that Seller may incur (i) guaranties the Indebtedness of any other Person in excess of Five Million Dollars ($5,000,000) with the Administrative Agent’s prior written consent and (ii) contingent indebtedness of any amount with respect to debts or contingent indebtedness of Seller’s Subsidiaries or Affiliates or the Affiliates of Seller’s Subsidiaries which relate to residential mortgage warehouse or repurchase facilities or other, similar short-term secondary residential mortgage finance lines of credit extended to or guaranteed by those Subsidiaries, Affiliates or Subsidiaries’ Affiliates; and
(g)any other Debt which is not otherwise expressly provided for in this Section 8.2 in an aggregate principal amount outstanding from time to time not to exceed Five Million Dollars ($5,000,000).
8.3Business. The Seller shall not, directly or indirectly, engage in any businesses that differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business.

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8.4Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this Section 8.4, neither the Seller nor any Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business. Except as provided herein for the Purchased Mortgage Loans, the Seller and the Subsidiaries may (a) sell other Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant, if applicable, to other repurchase facilities or mortgage warehousing facilities allowed hereunder, (b) any Subsidiary may sell its property, assets or business to the Seller or another Subsidiary, (c) the Seller or any Subsidiary may sell or dispose of assets (which are not Purchased Assets, the Servicing Rights or the Haircut Account), so long as the consideration received is cash or cash equivalents and the sales price is at least equal to the fair market value of the assets sold and does not exceed $2,000,000 for each such sale or disposition or series of related sales or dispositions, and (d) any Subsidiary may liquidate or dissolve, in the case of this clause (d) only, if, at the time thereof and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.
8.5Loans, Advances, and Investments. Neither the Seller nor any Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:
(a)Cash equivalents;
(b)Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;
(c)Mortgage Loans acquired in the ordinary course of the Seller’s business;
(d)Investment in any existing Subsidiary; provided that at the time any such investment is made and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing;
(e)Investments in Affiliates incurred in the ordinary course of business as currently conducted; and
(f)Investments arising in connection with the Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.
8.6Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Debt or Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock”, or for

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any other purpose that might constitute this transaction a “purpose credit”, in each case within the meaning of Regulation U or otherwise take or permit to be taken any action that would involve a violation of Regulation U, Regulation T or Regulation X.
8.7Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are not otherwise prohibited under this Agreement (including, without limitation, the transactions permitted under Section 8.2 or Section 8.5) and are in the ordinary course of the Seller’s business.
8.8Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien upon any of its Mortgage Loans, the Purchased Assets, the Servicing Rights or the Haircut Account under Section 5, other than (a) Liens granted to the Administrative Agent for the benefit of the Buyers under this Agreement, (b)  Liens under warehouse or repurchase facilities permitted under Section 8.2(c) or Section 8.2(d) and (c) other Permitted Liens.
8.9Plans. Neither the Seller nor any Subsidiary shall adopt or agree to maintain or contribute to an Plan. The Seller shall promptly notify the Administrative Agent and each Buyer in writing in the event an ERISA Affiliate adopts a Plan.
8.10Change of Principal Office. The Seller shall not change its jurisdiction of organization. The Seller shall not change its legal name or move its principal office, executive office or principal place of business from any address set forth in this Agreement, without prior written notice to the Administrative Agent and each Buyer.
8.11Distributions. The Seller shall make no payment of dividends or distributions to its shareholders if either before or after giving effect thereto a Default or an Event of Default exists or shall be caused thereby.
8.12Limitations on Payments of Certain Indebtedness. Make any prepayment, repurchase, redemption, defeasance or any other payment in respect of any Indebtedness of the Seller owing to any members and managers of the Seller and all Affiliates of the Seller, including Parent, to whom or which the Seller is indebted as of the date of this Agreement in excess of One Million Dollars ($1,000,000), either for borrowed money or for any other obligation, excluding salary, bonus, other compensation obligations or unsecured Indebtedness owed to Parent, if, at the time of such prepayment, repurchase, redemption, defeasance or any other payment a Default or Event of Default exists or would result from such payment, except to the extent permitted under the terms of any applicable Subordination Agreement, or, if no Subordination Agreement exists, if permitted by the Buyers.
8.13No Changes in Accounting Practices or Fiscal Year. The Seller shall not make any significant change in accounting treatment or reporting practices, except as required or permitted by the Approved Accounting Method, or change its fiscal year, in each case without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).
8.14No Changes to Underwriting Guidelines. The Seller will not change its underwriting guidelines in any material respect that would be adverse to Buyers without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) except as may be required from time to time to comply with Agency guidelines.
Section 9.EVENTS OF DEFAULT; Event of Termination.
9.1Event of Defaults of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:
(a)The Seller shall default in the payment of (i) the Repurchase Price for any Purchased Mortgage Loans on the applicable Repurchase Date, (ii) any Price Differential, Buyers’ Fees, Administrative Agent’s Fees, Custodian’s Fees when due and fail to cure such default within one (1) Business Day, (iii) any amount required to

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be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 2.7 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, and the Seller fails to pay any such other Obligation within three (3) Business Days of the due date therefor.
(b)The Seller becomes Insolvent.
(c)Any representation or warranty made by the Seller under any Repurchase Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that, notwithstanding the foregoing, solely with respect to a breach of the representations or warranties in Section 6.23, hereunder which was not willful or fraudulent, such breach shall not constitute a Default or Event of Default hereunder if such breach does not result in a Margin Deficit under Section 2.7 hereof, or if such breach does result in a Margin Deficit under Section 2.7 hereof, Seller performs its obligations under Section 2.7 hereof with respect to the resulting Margin Call in accordance with the provisions thereof.
(d)Any covenant contained in Sections 7.1, 7.2, 7.3, 7.4, 7.14, 7.19, 7.18 or 8 (except for the covenants contained in Sections 8.10 and 8.13) or, to the extent any other Event of Default hereunder shall have occurred and is continuing, Section 7.7, shall have been breached.
(e)Any covenant contained in Sections 7, 8.10 or 8.13 (except for the covenants contained in Sections 7.1, 7.2, 7.3, 7.4, 7.14, 7.18 and 7.19 or, to the extent any other Event of Default hereunder shall have occurred and is continuing, Section 7.7) shall have been breached or any other covenant or agreement contained in any Repurchase Document is breached, and in each case, such breach is not cured within thirty (30) calendar days of the earlier of the Seller’s knowledge of such breach or the Seller’s receipt of notice of such breach from any source.
(f)Failure of the Seller or any of its Subsidiaries to pay any other Indebtedness in an aggregate amount in excess of Two Million Dollars ($2,000,000) when due, or any default in the payment when due of any principal or interest on any other Indebtedness or in the payment when due of any such Indebtedness, or any breach or default with respect to any other material term of any such Indebtedness, if the effect of any such failure, default, breach or event referred to in this Section 9.1(f) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due before its stated maturity.
(g)A Change of Control shall occur.
(h)Intentionally omitted.
(i)The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.
(j)This Agreement or any other Repurchase Document shall cease to be in full force and effect or its enforceability is disputed or challenged by the Seller or any Event of Default shall have occurred under this Agreement or a default or event of default (however denominated) shall have occurred under any other Repurchase Document.

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(k)The Seller shall take or omit to take any action (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its Subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant Subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant Subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth and all other applicable requirements, if all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status; provided that, if an Event of Default occurs under this Section 9.1(k) as a result of an act or omission solely and exclusively of a Subservicer, such act or omission shall not result in an Event of Default hereunder so long as the Seller transfers the servicing of the affected Purchased Mortgage Loans to another Subservicer acceptable to the Administrative Agent in the exercise of its good faith discretion within thirty (30) days.
(l)Any money judgment, writ, regulatory enforcement, garnishment, levy, order of attachment or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) (in excess of relevant insurance coverage reasonably satisfactory to the Administrative Agent in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case, the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission would not reasonably be expected to have a Material Adverse Effect in respect of the Seller or any of its Subsidiaries).
(m)The Seller, as Servicer, shall fail to service the Purchased Mortgage Loans in conformance in all material respects with Accepted Servicing Practices.
(n)Any audited financial statement of the Seller is issued subject to any “going concern” or like qualification or exception.
(o)The occurrence of any event or condition that the Administrative Agent reasonably determines would have a Material Adverse Effect.
9.2Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Administrative Agent (which option shall be deemed to have been exercised, even if no notice has been given, upon the occurrence of an Event of Default under Section 9.1(b)), the Administrative Agent may, or at the direction of the Buyers shall, declare the Repurchase Date for any or all Transactions hereunder to be deemed immediately to occur.
9.3Termination by the Administrative Agent. If the Administrative Agent has exercised or is deemed to have exercised the option to terminate any Transactions pursuant to Section 9.2, (a) the Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions shall thereupon become immediately due and payable, (b) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (i) the Default Rate by

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(ii) the Purchase Price for such Transaction as of the Repurchase Date as declared by Administrative Agent pursuant to Section 9.2 (decreased as of any day by (A) any amounts retained by the Buyers with respect to such Purchase Price pursuant to clause (c) of this Section 9.3, (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to clause (a) of Section 9.4, and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 9.4) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (c) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Administrative Agent and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (d) the Seller shall immediately deliver or cause the Custodian to deliver to the Administrative Agent any documents relating to Purchased Mortgage Loans subject to such Transactions then in the Custodian’s, the Seller’s, its Servicer’s or its Subservicer’s possession.
9.4Remedies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, without prior notice to the Seller, may (and, at the direction of the Buyers, shall) (a) immediately sell, in a recognized market at such price or prices as the Administrative Agent may deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (b) in lieu of selling all or a portion of such Purchased Mortgage Loans, give the Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (c) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of the Seller, (d) [reserved], (e) by notice to the Seller, declare the Facility Termination Date to have occurred, except that in the case of any event described in Section 9.1(b), the Facility Termination Date shall be deemed to have occurred automatically upon the occurrence of such event, and (f) deliver a “Notice of Default” (as defined in the Electronic Tracking Agreement) to MERS and the Electronic Agent and exercise any rights as a result thereof. The proceeds of any disposition in clause (a) or (b) above shall be applied first to the reasonable out-of-pocket costs and expenses incurred by the Administrative Agent to the extent reimbursable by the Seller hereunder; second to the reasonable out-of-pocket costs and expenses incurred by the Buyers in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses of disposition of such Purchased Mortgage Loans); third to the aggregate Price Differential owed hereunder (after taking into account any adjustments to the Price Differential made in accordance with Section 2.3); fourth to the remaining aggregate Repurchase Prices owed hereunder; fifth to any other accrued and unpaid Obligations (other than in respect of any Hedge Agreements or Products of the Buyers or Affiliates of the Buyers) of the Seller hereunder and under the other Repurchase Documents; sixth to any Servicer or Subservicer (other than the Seller) for payment of any servicing fees due and payable as of such date; seventh to the net obligations of the Seller under any Hedge Agreements related to the Purchased Mortgage Loans; eighth to the obligations of the Seller under any Products; and ninth any remaining proceeds to the Seller.
9.5Liability for Expenses and Damages. The Seller shall be liable to the Buyers for (a) the amount of all reasonable out-of-pocket legal or other expenses incurred by the Buyers in connection with or as a result of an Event of Default, including such legal and other expenses of in-house or outside counsel, (b) damages in an amount equal to the reasonable out-of-pocket cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (c) any other reasonable loss, damage, out-of-pocket cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.

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9.6Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (a) paid in full by the Seller or (b) satisfied in full by the exercise of the Buyers’ rights hereunder. Interest on any sum payable by the Seller under this Section 9.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Referenced Rate.
9.7Other Rights. In addition to its rights hereunder, the Buyers shall have any rights otherwise available to them under any other agreement or applicable law.
9.8Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, the Seller may repurchase Purchased Mortgage Loans, on a servicing released basis, and resell such Purchased Mortgage Loans; provided that upon the occurrence and during the continuance of an Event of Default, the Seller may repurchase Purchased Mortgage Loans by payment of the Repurchase Price therefor only upon approval of the Administrative Agent in its discretion.
9.9Sale of Purchased Mortgage Loans. The parties acknowledge and agree that (a) the Purchased Mortgage Loans subject to any Transaction hereunder are instruments traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Mortgage Loans, the Administrative Agent may establish the source therefor, (c) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Mortgage Loans) and (d) in soliciting price, bid and offer quotations for any Purchased Mortgage Loan, it is reasonable for the Administrative Agent to use only the information provided by the Seller pursuant to Section 7.1. The parties further recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid at such time. In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Administrative Agent may elect the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall obligate the Administrative Agent to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Administrative Agent or the Buyers.
Section 10.SET-OFF.
(a)In addition to any rights and remedies of Administrative Agent hereunder and by law, Administrative Agent shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law to setoff and appropriate and apply against any obligation from Seller or any Affiliate thereof to Administrative Agent or any of its Affiliates any and all deposits (except with respect to funds and/or proceeds which Seller holds in a custodial, escrow or trust capacity), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Administrative Agent or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof. Administrative Agent agrees promptly to notify Seller after any such set-off and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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(b)Administrative Agent shall at any time after an Event of Default has occurred that is continuing, have the right, in each case until such time as Administrative Agent determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Administrative Agent would otherwise be obligated to pay, remit or deliver to Seller hereunder.
Section 11.GENERAL.
11.1Power of Attorney. Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Administrative Agent, at its option, may deem appropriate. Following an Event of Default that is continuing, Seller hereby appoints Administrative Agent as Seller’s attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the mortgagor, sign assignments on behalf of Seller as its attorney-in-fact, and sell any Purchased Assets “as is where is” in the name and on behalf of Seller. This power of attorney is coupled with an interest and given as security and is irrevocable without Administrative Agent’s consent. At Administrative Agent’s request, Seller shall immediately execute all powers of attorney in favor of Administrative Agent in the form attached hereto as Exhibit F. In addition, Seller shall direct by board resolution that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Administrative Agent may take certain actions on behalf of Seller as its attorney-in-fact, with such resolution to survive until all Obligations of Seller hereunder are satisfied. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 11.1.
11.2Written Notices. Any notices expressly required or permitted by this Agreement will be in writing, and will be deemed to have been given when delivered by hand, when sent by facsimile, 1 day after delivery to any national overnight delivery service (delivery charges prepaid), or 3 days after deposit in the U.S. mails (postage prepaid, certified and return receipt requested), and addressed to the parties at the addresses set forth on the signature pages hereto, or, in either case, to such other address as a party may designate in a written notice to the other party given in accordance with this Section. Notices and other communications provided to the Administrative Agent and the Buyers party hereto under this Agreement or any other Repurchase Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the intended recipient’s receipt of such notice or other communication and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.
11.3Term of Agreement. This Agreement and the other Repurchase Documents will continue in force and effect until the later of (i) such time as all of the Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and no further credit can be extended to Seller under this Agreement or any other Repurchase Document and (ii) the Facility Termination Date. Prior to the Facility Termination Date, Administrative Agent may terminate this Agreement upon thirty (30) days prior notice to Seller. Notwithstanding anything to the contrary herein, the provisions of Section 5.7, 11.6, 11.7 and 11.19 shall survive termination of the Repurchase Documents and the payment in full of the Obligations.

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11.4No Waivers. No failure or delay by the Administrative Agent in exercising any right, power or privilege hereunder will operate as a waiver thereof; nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.
11.5Further Assurances. The Seller will do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Administrative Agent may require more completely to vest in and assure to the Administrative Agent its rights hereunder and under the other Repurchase Documents, and in the Purchased Assets, and to carry into effect the provisions and intent of this Agreement and the other Repurchase Documents.
11.6Governing Law; Jurisdiction.
(a)Seller acknowledges that the obligations of Administrative Agent hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)ADMINISTRATIVE AGENT AND SELLER HEREBY WAIVE TRIAL BY JURY. ADMINISTRATIVE AGENT AND SELLER HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS IN ANY ACTION OR PROCEEDING. ADMINISTRATIVE AGENT AND SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS.
(c)TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, ADMINISTRATIVE AGENT AND SELLER HEREBY WAIVE ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.
(d)ADMINISTRATIVE AGENT AND SELLER ACKNOWLEDGE THAT THE WAIVERS IN THIS SECTION 11.6 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS

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ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS.
(e)THE PROVISIONS OF THIS SECTION 11.6 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.
11.7Indemnification. The Seller hereby absolutely and unconditionally indemnifies and holds the Administrative Agent and its Affiliates (and the directors, officers, employees and agents of the Administrative Agent or its Affiliates) (each, an “Indemnitee”) harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, reasonable out-of-pocket costs and expenses and all other liabilities whatsoever that will at any time or times be incurred or sustained by an Indemnitee (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of an Indemnitee) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Repurchase Documents and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
11.8Amendments, Waivers, Etc. This Agreement and the other Repurchase Documents, and any provision hereof or thereof, may be waived only by an instrument in writing signed by the Administrative Agent and may be amended only by an instrument in writing signed by the Seller and the Administrative Agent.
11.9Binding Effect of Agreement; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The foregoing shall not authorize any assignment by Seller of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of Administrative Agent. The Administrative Agent may sell, assign, participate or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement and the other Repurchase Documents to any Person upon notice to but without consent from the Seller. With the prior written approval of the Administrative Agent, each Buyer may sell, assign, participate or otherwise transfer its right, title and interest in, and its obligations under, this Agreement and the other Repurchase Documents at any time without the consent of any other Person; provided that in the case of a participation, (i) such Buyer’s obligations under this Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Administrative Agent in connection with such Buyer’s rights and obligations under this Agreement and the other Repurchase Documents. The Administrative Agent and each Buyer may disclose to prospective assignees, purchasers, participants or transferees, their agents and attorneys, any financial or other information in the Administrative Agent’s and such Buyer’s possession regarding the Seller, provided that the Administrative Agent and such Buyer will require such information to be maintained as confidential by any proposed assignee, purchaser, participant or transferee pursuant to a confidentiality agreement substantially consistent with the terms of Section 11.19 hereof or shall otherwise agree to be bound by the terms thereof. In connection with any such sale, assignment or transfer the Seller will execute and deliver, and cause its Subsidiaries to execute and deliver, such documents, instruments and agreements as the Administrative Agent, such Buyer or its proposed assignee may reasonably request to affect such sale, assignment or transfer. The Administrative Agent or such Buyer will be released from its obligations hereunder and any obligations incurred by its successor in interest to the extent of such sale, assignment or

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transfer. The Seller may not sell, assign or transfer its rights or obligations hereunder. The Administrative Agent shall maintain a register on which it will record each Buyer’s rights hereunder, and each assignment and participation. Such register shall include the names and addresses of each Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned to such Buyer. The entries in this register shall be conclusive absent manifest error, and each Person whose name is recorded in the register pursuant to the terms hereof shall be treated as a Buyer hereunder for all purposes of this Agreement, and failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. If a Buyer sells a participation in its rights hereunder, it shall provide the Administrative Agent, and maintain the information described in this paragraph with respect to the register and permit the Administrative Agent to review such information as reasonably needed for the Administrative Agent to comply with its obligations under this Agreement or under any applicable requirement of law. The Seller shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Repurchase Documents and the Eligible Mortgage Loans pursuant to this Section 11.10 and all such costs and expenses shall be for the account of the Buyer selling its rights in the Eligible Mortgage Loans to such Person.
11.10Computation of Interest and Fees, Payments, Etc. Price Differential, fees and charges will be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest will be payable for such extended time. If any payment required by this Agreement or any other Repurchase Document becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension will be included in computing interest in connection with such payment. All payments required of the Seller hereunder will be made by the Seller to the Administrative Agent at the address specified for payment in the Administrative Agent’s invoices to the Seller (or at such other place as the Administrative Agent may from time to time specify in writing) in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment without counterclaim or setoff.
11.11Interest Limitations. If, at any time, the rate of interest together with all amounts that constitute interest and that are reserved, charged or taken by the Administrative Agent as compensation for fees, services or expenses incidental to the making, negotiating, or collection of the Obligations, are deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Administrative Agent to the Seller under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest that exceeds the maximum rate of interest so permitted will be deemed a voluntary prepayment of principal of the Obligations, to be applied as determined by the Administrative Agent in its sole and absolute discretion. As used herein the term “applicable law” means the law in effect from time to time; provided, however, that, in the event that there is a change in the law that results in a higher permissible rate of interest, then this Agreement and the Transactions will be governed by such new law as of its effective date.
11.12No Marshalling. Seller, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshalling of assets by Administrative Agent or to require that Administrative Agent first resort to some or any portion of the Purchased Assets before foreclosing upon, selling or otherwise realizing on any other portion thereof.
11.13Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
11.14USA Patriot Act. Administrative Agent, pursuant to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies Seller that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Seller, which information includes the name and address of each

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Seller and other information that will allow Administrative Agent to identify each Seller in accordance with the Act.
11.15Replacement Documents. Upon receipt of an affidavit of an officer of the Administrative Agent as to the loss, theft, destruction or mutilation of any of the Repurchase Documents, and a written undertaking from the Administrative Agent to indemnify the Seller from all claims, damages and expenses incurred by the Seller as a result of such loss, theft, destruction or mutilation, in form reasonably satisfactory to the Seller, the Seller will issue, in lieu thereof, a replacement therefor, in the same principal amount thereof (if applicable) and otherwise of like tenor.
11.16Entire Agreement; Miscellaneous. This Agreement and the other Repurchase Documents, including the exhibits hereto and thereto, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. The captions of the Sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. The provisions of this Agreement are severable, and if any of these provisions will be held by any court of competent jurisdiction to be unenforceable under a particular circumstances, such holdings will not affect or impair such provisions under different circumstances or any other provision hereof.
11.17Federal Reserve. The Administrative Agent may at any time pledge or assign all or any portion of its rights under this Agreement and the other Repurchase Documents to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or any Federal Home Loan Bank, provided that no such pledge or assignment or enforcement thereof will release the Administrative Agent from its obligations under any of the Repurchase Documents.
11.18Signature Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. A scanned or facsimile signature counterpart shall be deemed an original. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC. Each of the parties hereto agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each party agrees, and acknowledges that it is such party’s intent, that if such party signs this Agreement using an electronic signature, it is signing, adopting, and accepting this agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.
11.19Confidentiality.
(a)Each of the parties hereto acknowledges and agrees that all written or computer readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the transactions contemplated thereby or regarding Bank Data, operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature

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of the information and the circumstances of its disclosure (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any person (including, without limitation, any third-party vendors or other third-party agents) without the prior written consent of such other party except to the extent that (a) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal, state or local laws, process, or the rules and regulations of any stock exchange, (b) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (c) any assignee or any prospective assignee who has agreed in a written contract to comply with the requirements substantially similar to this Section 11.19 or (d) in the event of an Event of Default that is continuing Administrative Agent determines such information to be necessary to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Administrative Agent’s rights hereunder, notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all persons, without limitation of any kind, the federal, state and local tax treatment of the Repurchase Documents, any fact relevant to understanding the federal, state and local tax treatment of the Repurchase Documents, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that neither Administrative Agent nor Seller may disclose the name of or identifying information with respect to the other or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Repurchase Documents and is not relevant to understanding the federal, state and local tax treatment of the Repurchase Documents, without the prior written consent of the other, provided that Seller may identify Administrative Agent and the Maximum Transaction Amount to its Administrative Agent under other facilities and its other third party creditors.
(b)Notwithstanding anything in this Agreement to the contrary, both Administrative Agent and Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection laws, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”). Seller and Administrative Agent understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in section 509(4) of the Gramm Leach Bliley Act (the “GLB Act”), and each agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller and Administrative Agent shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party or any affiliate of such party which that party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller and Administrative Agent shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the standards for safeguarding customer information issued by the Federal Trade Commission as set forth in the code of federal regulations at 16 C.F.R. part 314 or interagency guidelines establishing standards for safeguarding customer information as set forth in the code of federal regulations at 12 C.F.R. parts 30, 168, 170, 208, 211, 225, 263, 308 and 364. Upon request, Seller or Administrative Agent, as applicable will provide evidence reasonably satisfactory to allow the requesting party to confirm that the non-requesting party has satisfied its obligations as required under this section, without limitation, this may include the requesting party’s review of audits, summaries of test

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results, and other equivalent evaluations of the non-requesting party. Seller and Administrative Agent each shall notify the other promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the non-notifying party or any affiliate of the non-notifying party provided directly to the notifying party by the non-notifying party of such affiliate, the notifying party shall provide such notice to the non-notifying party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt of the applicable requesting individual.
(c)The Seller further agrees that, Bank Data is and shall remain the exclusive property of Administrative Agent. Seller shall not store, process, or use Bank Data for any purpose, except as expressly permitted pursuant to the terms of this Agreement. Seller shall not permit any Bank Data to be sold, assigned, leased or otherwise provided to third parties. Administrative Agent reserves all rights not expressly granted herein in or to the Bank Data.
(d)The provisions set forth in this Section 11.19 shall survive the termination of this Agreement.
11.20WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR ENFORCEMENT OF THE REPURCHASE DOCUMENTS. THE SELLER HEREBY AGREES IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY CANNOT BE OR HAS NOT BEEN WAIVED.
IN ANY ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS, OR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, THE SELLER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLE AGREES THAT THE SERVICE THEREOF MAY BE MADE IN THE MANNER AND TO THE ADDRESS SPECIFIED FOR NOTICES IN SECTION 11.2 HEREOF.
EXCEPT AS PROHIBITED BY LAW, THE SELLER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
THE SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS, EACH OF WHICH CONSTITUTE A MATERIAL INDUCEMENT FOR THE

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ADMINISTRATIVE AGENT TO ACCEPT THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND TO MAKE THE TRANSACTIONS.
11.21Rehypothecation. Administrative Agent may, in its sole and absolute discretion, transfer or assign, in whole or in part, its respective right, title and interest, including its security interest, in any or all of the Purchased Mortgage Loans and other Purchased Assets. Administrative Agent shall have free and unrestricted use of all Purchased Mortgage Loans and nothing shall preclude Administrative Agent from engaging in repurchase transactions with such Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Mortgage Loans; provided, that no such transaction shall affect the obligations of Administrative Agent to transfer the Purchased Mortgage Loans to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim. Administrative Agent shall have the right to assign any applicable representations and warranties set forth in Schedule 6.23 in connection with any repurchase transaction or other pledge or hypothecation any or all of the Purchased Mortgage Loans and other Purchased Assets, and each counterparty under any such repurchase transaction shall be a repledgee as contemplated by Section 9-207 and Section 9-623 of the UCC. Nothing contained in this Agreement shall obligate Administrative Agent to segregate the Purchased Mortgage Loans delivered to Administrative Agent.
11.22Intent. Seller and Administrative Agent recognize and intend that:
11.22.1This Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the security interest pledge in Section 5.1 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code and that each Purchased Mortgage Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code. Seller and Administrative Agent further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a). Each of Seller and Administrative Agent further agrees that neither shall challenge, and each hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code;
11.22.2Administrative Agent’s right to liquidate the Purchased Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, or (ii) comply with a Margin Call, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and any payments or transfers of property by Seller (i) in partial or full satisfaction of a repurchase obligation, or (ii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8) and Administrative Agent’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Administrative Agent to or for the credit of the account of any Affiliate against and on account of the obligations

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and liabilities of Seller pursuant to Section 10 hereof is a contractual right as described in Bankruptcy Code Sections 553 and 561; and
11.22.3This Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.
[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the date first above written.
M/I Financial, LLC, as Seller
By:
Name:
Title:
Federal ID: 31-1076317
Jurisdiction of Organization: Ohio
Address for Notices:
4131 Worth Avenue, Suite 460
Columbus, OH 43219

With a copy to:

4131 Worth Avenue, Suite 460
Columbus, OH 43219
Attn: Mac Taylor

[Signature Page to Master Repurchase Agreement and Securities Contract]
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JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Address for Notices:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 8th Floor
New York, NY 10179
Attention: Jupiter Warehouse
Email: JupiterWH_Finance@jpmorgan.com
JupiterWH_Ops@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 8th Floor
New York, NY 10179
Attention: SPG Legal
Email: JupiterWH_Legal@jpmorgan.com

[Signature Page to Master Repurchase Agreement and Securities Contract]
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EXHIBIT A
Closing Agenda
(Provided Separately)

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EXHIBIT B: FORM OF COMPLIANCE CERTIFICATE

FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS TO SHOW
COMPLIANCE OR NON-COMPLIANCE WITH CERTAIN FINANCIAL COVENANTS
OFFICER’S CERTIFICATE
AGENT:    JPMorgan Chase Bank, N.A.
SELLER:    M/I Financial, LLC
SUBJECT PERIOD: ______________ ended _____________, 20____
DATE: _________________, 20____
This certificate is delivered to the Administrative Agent and the Buyers under the Master Repurchase Agreement and Securities Contract dated as of October 21, 2025 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Administrative Agent and the Buyers from time-to-time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.
The undersigned officer of the Seller certifies to the Administrative Agent that on the date of this certificate that:
1.    The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.
2.    The Seller’s financial statements that are attached to this certificate were prepared in accordance with the Approved Accounting Method (except that interim (i.e., other than annual) financial statements exclude notes to financial statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim financial statements) present fairly and in all material respects the Seller’s financial condition and results of operations as of _________________ for that quarter or year (the “Subject Period”) and, in the case of quarterly financial statements delivered pursuant to Section 7.1.2 of the Current Repurchase Agreement, for the year to that date.
3.    The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:
(a)    except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;

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(b)    no event has occurred that could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;
(c)    the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A;
(d)    no Default or Event of Default has occurred and is continuing, other than those Events of Default and/or Defaults, if any, described on the attached Annex A;
(e)    compliance by the Seller with the financial covenants in the Fee and Pricing Letter, of the Current Repurchase Agreement is accurately calculated on the attached Annex A;
(f)    the Seller has not changed its name, chief executive office, principal place of business or entity type without giving the Administrative Agent and each Buyer the notice required by Section 8.10 of the Current Repurchase Agreement; and
(g)    the Seller was, as of the end of the Subject Period, in compliance with the applicable net worth requirements of, and in good standing with, CL, Fannie Mae, Ginnie Mae, Freddie Mac and HUD.
M/I FINANCIAL, LLC
By:
    Name:
    Title:

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ANNEX A TO OFFICER’S CERTIFICATE
1.    Describe changes from representations and warranties, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:
2.    Describe deviations from compliance with obligations, if any — clause 3(b) of attached Officer’s Certificate — if none, so state:
3.    Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:
4.    Calculate compliance with the Financial Covenants in the Fee and Pricing Letter:
(a)    Adjusted Tangible Net Worth. The Seller’s Adjusted Tangible Net Worth as of the last day of the quarter ended ______________, 20___ is $____________________ (the minimum under the Fee and Pricing Letter is $25,000,000).
Tangible Net Worth:

Shareholder’s equity:	$ _________________
Minus intangible assets – goodwill, intellectual property:	$ _________________
Minus capitalized Servicing Rights:	$ _________________
Minus advances or loans to shareholders, employees (other than against future commissions) or Affiliates:	$ _________________
Minus unconsolidated investments in Affiliates:	$ _________________
TANGIBLE NET WORTH:	$ _________________

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Adjusted Tangible Net Worth:

Tangible Net Worth (from above):	$ _________________
Plus the lesser of (x) 1.00% times the Outstanding Principal Balances of the Seller’s Mortgage Loans with Servicing Rights and (y) capitalized value of Seller’s and its Subsidiaries’ Servicing Rights:	$ _________________
Plus unpaid principal of Qualified Subordinated Debt of the Seller and its Subsidiaries:	$ _________________
Plus the lesser of (x) 50% of the book value of Seller’s Mortgage Loans held for investment purposes net of their reserves against Mortgage Loan investment losses on that day and (y) Twenty Million Dollars ($20,000,000)

Minus 50% of book value, net of related reserves, of Mortgage Loans held for investment and REO:	$ _________________
Minus 50% of book value, net of related reserve, of other illiquid investments of the Seller and its Subsidiaries:	$ _________________
Minus the book value of Seller’s Mortgage Loans held for investment purposes net of their reserves against Mortgage Loan investment losses on that day:	$ _________________
ADJUSTED TANGIBLE NET WORTH:	$ _________________

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(b)    Leverage Ratio. The Leverage Ratio as of the last day of the quarter ended ________________________ is ___ to 1.0 (the maximum ratio under the Fee and Pricing Letter is 12.0 : 1.0).

Total Liabilities:	$ _________________
Plus off balance sheet debt:	$ _________________
Minus loan loss reserves (if included in liabilities):	$ _________________
Minus deferred taxes arising from capitalizing excess servicing fees:	$ _________________
Minus operating leases:	$ _________________
Minus Qualified Subordinated Debt:
DEBT:	$ _________________
Debt (from above):	$ _________________
Adjusted Tangible Net Worth (from above):	$ _________________
LEVERAGE RATIO:	_______ : 1.00

(c)    Liquidity. The Seller’s Liquidity, as of the last day of the quarter ended __________________, 20___ was $_____________ (the minimum under the Fee and Pricing Letter is Ten Million Dollars ($10,000,000)).
Liquidity

Cash (including Cash Pledge Account balance but excluding other pledged cash to third parties and restricted cash):	$ _________________
Plus Cash Equivalents:	$ _________________
Plus Unfunded Purchase Price	$ _________________
LIQUIDITY:	$ _________________
(d)    Net Income. As of the last day of the calendar quarter ended ______________, 20____, the Seller’s Net Income for the period of four (4) consecutive calendar quarters then ended was $______________ (the minimum under the Fee and Pricing Letter is $1.00).

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EXHIBIT C: SCHEDULE OF CONTRACTS WITH AFFILIATES
DISCLOSURE SCHEDULE
Section 6.1.    Subsidiaries and Affiliates.
M/I Homes Service, LLC
MHO, LLC
Northeast Office Venture Limited Liability Company
TransOhio Residential Title Agency, Ltd.
M/I Homes of Indiana, L.P.
M/I Homes First Indiana LLC
M/I Homes Second Indiana LLC
M/I Homes of Florida, LLC
M/I Homes of Tampa, LLC
M/I Homes of Orlando, LLC
M/I Homes of Central Ohio, LLC
M/I Homes of Cincinnati, LLC
M/I Homes of Raleigh, LLC
M/I Homes of Charlotte, LLC
M/I Homes of DC, LLC
MHO Holdings, LLC
The Fields at Perry Hall, L.L.C.
Wilson Farm, L.L.C.
M/I Homes of Chicago, LLC
M/I Title Agency Ltd.
Prince Georges Utilities, LLC
M/I Homes of Houston, LLC
M/I Homes of San Antonio, LLC
M/I Homes of Austin, LLC
M/I Homes of DFW, LLC
M/I Homes of Ft. Myers/Naples, LLC
M/I Title, LLC
M/I Homes of Delaware, LLC
M/I Homes of Minneapolis/St. Paul, LLC
M/I Homes of Sarasota, LLC
M/I Homes of Nashville, LLC
M/I Homes of Michigan, LLC
M/I Homes of Alabama, LLC

Section 6.2.    Consents and Approvals.
None.
Section 6.8.    Litigation.
C-1
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None.
Existing Indebtedness (See definition of Permitted Indebtedness).
(a)    Repurchase Facility with JPMorgan Chase Bank, N.A., as Agent, in a maximum amount not to exceed $200,000,000.

Existing Liens (See definition of Permitted Liens).
Liens related to the Existing Indebtedness described above.

C-2
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EXHIBIT D: FIDELITY & MORTGAGE ERRORS / OMISSIONS INSURANCE REQUIREMENTS
Insurance Agency MUST have an A- or better rating
FIDELITY BOND:
Minimum Coverage Limits shown below
REQUIRED ENDORSEMENTS:
Theft of Warehouse Lender Money & Collateral — naming JPMorgan Chase Bank, N.A.
Direct Loss Payee/Right of Action — naming JPMorgan Chase Bank, N.A.
Specific Warehouse Lender Loss Payee / Right of Action — naming JPMorgan Chase Bank, N.A.
Definition of Employee
Fraudulent Real Property Mortgages
Loan Closing Agent
Forged Documents
Computer Systems Fraud
Independent Contractor Endorsement
MORTGAGE ERRORS & OMISSIONS / MORTGAGE IMPAIRMENT
Minimum Coverage Limits shown below
This policy must cover exposures such as:
Failure to obtain or maintain fire and extended coverage perils
Failure to obtain or maintain flood insurance
Failure to determine that a property is in a flood zone
Failure to obtain PMI Insurance, FHA Insurance or VA Guaranty as well
Failure to pay real estate taxes
REQUIRED ENDORSEMENTS:
Direct Loss Payee / Right of Action — naming JPMorgan Chase Bank, N.A.
Note: For those servicing loans you may need mortgage impairment. Please consult your JPMorgan Chase Bank, N.A. representative.
***Although it is not required, we do recommend our clients have Professional Liability Coverage***

D-1
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INSURANCE COVERAGE REQUIRED
FIDELITY BOND

Warehouse Line Size	Minimum Coverage	Maximum Deductible
(millions)
$1 — 15	$300,000	$25,000
Greater than $15 -35	$500,000	$50,000
Greater than $35 and higher	$1,000,000	$100,000

MORTGAGE ERRORS & OMISSIONS

Warehouse Line Size	Minimum Coverage	Maximum Deductible
(millions)
$1 — 15	$300,000	$25,000
Greater than $15 -35	$500,000	$50,000
Greater than $35 and higher	$1,000,000	$100,000

Additional Requirements:
Insurer must include rider that such insurance policies shall in no event be terminated or materially modified without 30 days prior written notice to JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. is also to be notified if you file a claim with your carrier.
Renewals and Policy Expiration Notices:
JPMorgan Chase Bank, N.A. customers shall provide JPMorgan Chase Bank, N.A. with written evidence of renewal of such insurance policies on the expiration date of such policies. A binder of insurance shall be valid proof of insurance. A binder is only acceptable for a maximum of 60 days from the date on the binder. After that time, JPMorgan Chase Bank, N.A. requires a copy of the full policies including all riders/endorsements along with evidence of paid premium. JPMorgan Chase Bank, N.A. does NOT accept Certificates of Insurance as valid proof of coverage.
Approved Insurance Carriers:
Each insurer must have and maintain at least the following rating by either Standard & Poors (S & P) or A.M. Best Co.:
Policyholder’s rating of “A-” or better; provided that an insurer with a lesser rating shall be permitted if such Insurer presents a reinsurance agreement, containing a direct access clause, with one or more insurers which hold a policyholder’s rating of “A-” or better. If your insurance provider is unable to write the coverages required, please contact us for a referral to an insurance broker that can assist you with our requirements.
D-2
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EXHIBIT E:
[RESERVED]

E-1
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EXHIBIT F: FORM OF POWER OF ATTORNEY
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 8th Floor
New York, NY 10179
Attention: Jupiter Warehouse
Email: JupiterWH_Finance@jpmorgan.com
Re:    Master Repurchase Agreement and Securities Contract, dated as of October 21, 2025 (as amended from time to time, the “Agreement”) by and among M/I Financial, LLC, an Ohio limited liability company (“Seller”) and JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Administrative Agent”) acting on behalf of one or more buyers from time to time
All:
KNOW ALL MEN BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints Administrative Agent and any officer or director of Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in its own name, from time to time in the Administrative Agent’s discretion, to: (1) execute, witness, attest and deliver, on behalf of the Administrative Agent, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Assets from the Seller to Administrative Agent, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust or other similar security instruments with respect to the Purchased Assets, (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by part (a) above, and (d) lost note affidavits or other lost document affidavits relating to the Purchased Assets; (2) take any action to carry out the transfer of servicing with respect to the Purchased Assets from Seller to a successor servicer appointed by Administrative Agent in its discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Purchased Assets, transferring the servicing of the Purchased Assets to a successor servicer appointed by Seller in its discretion, (3) receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets; and (4) preserve any rights of Seller under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such preservation of rights.
Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
Any capitalized term used but not defined herein has the meaning assigned to such term in the Agreement.
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TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM ADMINISTRATIVE AGENT, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this day of _____________________, 20[_].
M/I Financial, LLC
By:
Name:
Title:
STATE OF    )
    )    ss.:
COUNTY OF    )
On the __________________day of _______________, 20[_], before me, a Notary Public in and for said State, personally appeared ____________________, known to me to be of M/I Financial, LLC, an Ohio limited liability company, the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public
My Commission expires
F-2
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EXHIBIT G: EMORTAGE LOAN ANNEX
Section 1.    Applicability. This eMortgage Loan Annex (this “Annex”) shall govern all Transactions involving eMortgage Loans. The provisions of this eMortgage Loan Annex are hereby incorporated into the Master Repurchase Agreement and Securities Contract, dated as of October 21, 2025 (as amended from time to time, the “Agreement”) by and among M/I Financial, LLC, an Ohio limited liability company (“Seller”) and JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Administrative Agent”) acting on behalf of one or more buyers from time to time. To the extent of any conflict between this Annex and the Agreement with respect to the subject matter hereof, the provisions of this Annex shall control.

Section 2.     Defined Terms. As used in this Annex, the following terms shall have the following meanings. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Agreement.

“Agency Guidelines” means those requirements, standards, policies, procedures and other guidance documents governing the Agencies’ respective standards and requirements for their purchase or guaranty of residential mortgage loans, as issued or adopted, and as supplemented and amended, by the Agencies from time to time.
“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth in the related Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Approved eMortgage Take-out Investor” means an institution which has made a Take-out Commitment and that has been specifically approved in writing by Administrative Agent for purchases of eMortgage Loans and with which Administrative Agent and Seller have entered into an eNote Control and Bailment Agreement; provided, however, that if at any time such eNote Control and Bailment Agreement ceases to be in full force and effect or if such Approved eMortgage Take-out Investor shall fail to perform any of its obligations thereunder, such Approved eMortgage Take-out Investor shall cease to be an Approved eMortgage Take-out Investor automatically upon any such failure.
“Authoritative Copy” means, with respect to an eNote, the single unique, identifiable and legally controlling copy of such eNote meeting the requirements of Section 16(c) of the UETA and Section 7201(c) of E-SIGN, and that is registered on the MERS eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS eRegistry.
“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of the UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” means, with respect to an eNote, the failure of the Controller status of the eNote in the MERS eRegistry to reflect Administrative Agent’s MERS Org ID as a result of

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an unauthorized Transfer of Control or unauthorized Transfer of Control and Location, in either case, initiated by Custodian in contravention of the terms of the Custodial Agreement
“Controller” means, with respect to an eNote, the Person identified on the MERS eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of Section 7201 of E-SIGN and Section 16 of the UETA.
“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Documents are accessed, presented and signed electronically.
“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the applicable eClosing System and all actions relating to the creation, execution, and transferring of the eNote and such other Electronic Records required to be maintained pursuant to the applicable Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include, without limitation, systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature (as such term is defined on the related Agency-Required eNote Legend) and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each Electronic Signature.
“eCommerce Laws” means E-SIGN, the UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” means, with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.
“eMortgage Loan” means a Mortgage Loan (i) that is a MOM Loan, (ii) with respect to which there is an eNote registered on the MERS eRegistry in compliance with the MERS eRegistry Procedures Manual and conforms to all applicable Agency Guidelines, and (iii) as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

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“eMortgage Originator” means Seller or other entity approved by the Administrative Agent.
“eNote” means, with respect to any eMortgage Loan, the Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines.
“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Take-out Investor, Administrative Agent and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies thereof, from Administrative Agent to an Approved eMortgage Take-out Investor (or their respective designees) for the purposes of such Approved eMortgage Take-out Investor’s inspection and determination to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as approved by Administrative Agent in its sole and absolute discretion.
“eNote Delivery Requirements” has the meaning assigned to such term in Section 3(b) of this Annex.
“eRisk Determination” has the meaning set forth in Section 5 of this Annex.
“E-SIGN” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” means an electronic storage system that uses computer hardware and software established and maintained by an eVault Provider to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws and Agency Guidelines.
“eVault Provider” means eOriginal, Inc., or its successor in interest or assigns, or such other entity agreed upon by Seller, the applicable Custodian and Administrative Agent.
“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.
“Loan Record” means, with respect to an eMortgage Loan, the “Loan Record” includes the eMortgage Loan’s eClosing Transaction Record, the version of the eClosing System used to the origination of such eMortgage Loan, and any and all files, documents, records, systems logs, audit trail and other data and information relating to the related eNote and other electronic documents throughout the life of such eMortgage Loan.

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“Location” means, with respect to an eNote, the Person identified on the MERS eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.
“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS eDelivery” means the electronic system, operated and maintained by the Electronic Agent that is used by MERS eRegistry to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” means the electronic registry, operated and maintained by the Electronic Agent, that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS eRegistry on behalf of Controller with respect to such eNote.
“MERS eRegistry Procedures Manual” means the MERS eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.
“MERS Mortgage Loan” means any Mortgage Loan registered on the MERS System.
“MERS Org ID” means a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members.
“MERS System” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
“MIN” means the mortgage identification number for any MERS Mortgage Loan and, in the case of eMortgage Loans, the eNote evidencing such eMortgage Loan.
“MOM Loan” means any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.
“Mortgage Note” means the promissory note, together with all riders thereto and amendments thereof, or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including the credit agreement and promissory note with respect to a HELOC (if applicable) and any eNote, as the context may require.
“Servicing Agent” means, with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Take-out Commitment” has the meaning set forth in the Custodial Agreement.

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“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transferable Record” means an Electronic Record under E-SIGN and the UETA that (i) would be a note under the UCC if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record” within the meaning of Section 16 of the UETA, Section 201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“UETA” means the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, modified or replaced from time to time.
Section 3.    Conditions Precedent with respect to eMortgage Loans. In addition to any other requirements set forth in the Agreement, Administrative Agent’s agreement (on behalf of Buyers) to enter into Transactions with respect to eMortgage Loans is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(a)Administrative Agent shall have received and approved (x) copies of the reports and findings of a full technical, security and legal review and analysis of the eClosing System and eVault, conducted by Administrative Agent or by third parties selected by Administrative Agent, in form and substance acceptable to Administrative Agent in all respects (such review shall include, without limitation, (A) a certified third party security assessment report, (B) completion of systems testing and verification of integration with MERS eRegistry and MERS eDelivery, and (C) a legal analysis of the eClosing System and eVault, and such systems’ policies, procedures and processes) and (y) without limiting the generality of the foregoing, copies of any audits and/or due diligence reviews and inspections completed in connection to the Seller’s or any Servicer’s eVault provider’s application for an Agency’s approval to sell, servicer or maintain eNotes and eMortgage Loans, and reports of findings and remedial actions taken to address the findings discovered in audit and due diligence analysis and review following implementation and/or completion of such remedial actions.

(b)Seller shall deliver to the related Custodian each of Administrative Agent’s and Seller’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the

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eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Administrative Agent, (iii) the Location status of the related eNote to be transferred to such Custodian, (iv) the Delegatee status of the related eNote to be transferred to such Custodian, in each case using MERS eDelivery and the MERS eRegistry and (v) the Servicing Agent status of the related eNote to be transferred to Servicer (collectively, the “eNote Delivery Requirements”).

(c)Seller shall have entered into an electronic tracking agreement with respect to the tracking of the Control of eNotes in form and substance acceptable to Administrative Agent.

Section 4.    Repurchase. In connection with the repurchase of any eMortgage Loan in accordance with the Agreement, upon receipt of the related Repurchase Price by Administrative Agent for the benefit of Buyers, Seller may submit a Request for Release (as defined in the Custodial Agreement) to Custodian, and Custodian shall deliver the eNote via MERS eDelivery and initiate a Transfer of Control and Location of the related eNote on the MERS eRegistry as set forth in the Request for Release.

Section 5.    eRisk Determination. If at any time any Buyer or Administrative Agent determines (which determination shall be conclusive absent manifest error) that any change in any requirement of law with respect to eMortgage Loans or change in the MERS eRegistry, or the occurrence of any event or circumstance applicable to eMortgage Loans, has or would have the effect of imposing or increasing the risk to Administrative Agent or such Buyer of making or maintaining any Transaction with respect to eMortgage Loans hereunder (or of maintaining its obligations with respect to any such Transaction) (any such determination, an “eRisk Determination”), then Administrative Agent shall give notice thereof to Seller by telephone or electronic transmission, and (i) Administrative Agent and Seller shall endeavor to establish alternative terms and conditions applying to such Transactions hereunder to address such changes and/or eliminate or reduce such risk in a manner satisfactory to Administrative Agent and enter into such amendments or other modifications of any Repurchase Documents that Buyers and Administrative Agent deem appropriate, and (ii) until Administrative Agent notifies Seller that the circumstances giving rise to such eRisk Determination no longer exist or Administrative Agent has received the amendments or modifications referred to in clause (i) above, no eMortgage Loan shall be an Eligible Mortgage Loan under the Agreement.

Section 6.    Documents and Records Relating to eMortgage Loans.

(a)eClosing Transaction Records and Post-Purchase Support.
(i)Seller shall cause the Servicer and the eMortgage Originator, as applicable, to store and maintain the eClosing Transaction Record of each eMortgage Loan at all times in a manner that preserves the integrity and reliability

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of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.
(ii)Seller shall cause Servicer and the Custodian to cooperate with Administrative Agent in all activities reasonably necessary to enforce eMortgage Loans and related eNotes subject to a Transaction. Seller shall cause Servicer, Custodian or such other party, to provide, upon request by Administrative Agent such affidavits, certifications, records and information in its possession or reasonably obtainable by it regarding the creation and/or maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Administrative Agent deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and shall include, among other things: (A) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how the eClosing System and the eVault can detect such unauthorized access or alteration; (B) a description of the eClosing System and the eVault controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, Section 201 of E-SIGN and Section 16 of the UETA; (C) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using the eClosing System, as applicable; (D) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Administrative Agent is trying to enforce, when Mortgagor signed the eNote or other Electronic Record; (E) a description of the eClosing System and the eVault controls in place at the time of signing to ensure the integrity of the data; and (F) testimony by an authorized official or employee of eMortgage Originator to support admission of the eNote and other Electronic Records into legal proceeding to defend and enforce the eMortgage Loan.
(iii)Seller shall cause Custodian to maintain an eClosing System which shall comply with the Agency Guidelines with respect to such system.
(iv)Seller shall cause Custodian to retain in the Loan Record of each eMortgage Loan, the applicable eClosing Transaction Record and retain such Loan Record in a manner that will provide Administrative Agent or its designees with ready access to such documents and records promptly following any request by Administrative Agent. With respect to any eMortgage Loan subject to a Transaction, Seller shall cause eMortgage Originator to provide to Administrative Agent, promptly upon request, with the eNote, any related electronic document, and the Loan Record in a format that is compatible with Administrative Agent’s systems then in use.
(b)Access to eClosing Systems, eVaults, and Expertise. Promptly following any request by Administrative Agent, Seller shall cause eMortgage Originator to, and eMortgage Originator shall request each Servicer of eMortgage Loans and eVault

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provider (if any), to give Administrative Agent and each Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Mortgage Loan or any related Mortgage File or Loan Record, and access to all media in which any of such Mortgage File or Loan Record may be recorded or stored; (iii) eMortgage Originator’s, or such Servicer’s or eVault provider’s know-how, expertise, and relevant data (such as customer lists) regarding any Mortgage Loan or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.
(c)Business Continuity and Disaster Recovery. Seller shall cause the Custodian to agree to maintain, and to cause each of its eVault providers to maintain, at all times, (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan, each in scope and substance acceptable to Administrative Agent and Buyers.
Section 7.    Representations. In addition to any other representations and warranties set forth in the Agreement, Seller represents and warrants to Administrative Agent and Buyers that as of the Purchase Date with respect to any eMortgage Loan, and at all times while any eMortgage Loan is subject to Transactions:

(a)MERS. eMortgage Originator is a member of the MERS System in good standing, and eMortgage Originator, each of eMortgage Originator’s eVault providers, each Servicer with respect to eMortgage Loans, and each Approved eMortgage Take-out Investor is a member of MERS eRegistry in good standing and whose operations are integrated with MERS eRegistry and MERS eDelivery in compliance with the MERS eRegistry Procedures Manual and the applicable Agency Guidelines.

Section 8.    Covenants. In addition to any other covenants set forth in the Agreement, on and as of the date of this Annex and each Purchase Date and on each day until this Annex is no longer in force, Seller covenants to the following where applicable:

(a)Seller shall give notice to Administrative Agent immediately (or at such time as noted below) after a responsible officer of the Seller has any knowledge of:
(i)upon Seller becoming aware of any Control Failure with respect to an Mortgage Loan that is an eMortgage Loan;
(ii) promptly of any proposed changes, but at least thirty (30) days prior to the proposed effective date of such changes, to eMortgage Originator’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws.

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Administrative Agent may, in its sole discretion, require that the legal analysis, technical review and security review be updated, at Seller’s expense, with respect to any such proposed changes; and
(iii)upon any occurrence of a data security incident regarding the eClosing System or eVault that results in the unauthorized access to or acquisition of an eNote and any other records, including details of such data security incident, a summary of external third party forensic examinations of such data security incident, planned remediation steps to correct the data security incident and prevent similar incidents in the future, and certification that the remediation steps have been completed and preventative measures have been deployed, and a copy of the final incident report of an external third party forensic examiner of such data security incident.
(b)Neither the Seller nor the Servicer shall implement any change to the eClosing System and/or the eVault or its related policies, procedures and/or processes, without the Administrative Agent’s prior written consent, that is inconsistent with applicable Agency Guidelines or could be reasonably likely to adversely affect the enforceability of the eNotes and/or eMortgage Loans or compliance with applicable eCommerce Laws.

Section 9.    Additional Asset Representations and Warranties. In addition to the Asset Representations and Warranties, Seller represents and warrants to Administrative Agent and Buyers, with respect to each Purchased Asset that is an eMortgage Loan that the related eNote satisfies all of the following criteria:
(a)the eNote bears a digital or electronic signature;
(b)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(c)there is a single Authoritative Copy of the eNote within the meaning of Section 9-105 of the UCC, Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;
(d)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian;
(e)the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Administrative Agent;
(f)the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian;

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(g)the Servicing Agent status of the eNote on the MERS eRegistry reflects the Servicer’s MERS Org ID;
(h)there is no Control Failure with respect to such eNote;
(i)the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;
(j)there is no defect with respect to the eNote that would result in Administrative Agent having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record;
(k)the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote;
(l)such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote or in such other form acceptable to the applicable Agency, Approved eMortgage Take-out Investor, and Administrative Agent, and in compliance with all applicable eCommerce Laws and Agency Guidelines;
(m)the eNote contains the Agency-Required eNote Legend;
(n)the tamper-seal of such eNote matches the tamper-seal of the eNote on the eRegistry;
(o)such eNote is intended to be sold to Fannie Mae or Freddie Mac, unless otherwise expressly approved by Administrative Agent.

Section 10.    Mortgage Loan Schedule Fields. In addition to any other requirements set forth in the Agreement, the Mortgage File shall include following additional information:
•ENOTE_FLAG
•MIN#
•TAKE-OUT DESIGNATION

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EXHIBIT H: BENCHMARK ANNEX
Section 1.     SOFR
“Daily Simple SOFR” means, with respect to each day or any portion thereof (an “Accrual Day”), the SOFR appearing as the rate for the day that is one (1) U.S. Government Securities Business Day prior to (i) if such Accrual Day is a U.S. Government Securities Business Day, such Accrual Day or (ii) if such Accrual Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Accrual Day. If the rate for any such U.S. Government Securities Business Day has not been published by the applicable administrator within two (2) U.S. Government Securities Business Days following such day (and a Benchmark Replacement Rate has not been determined by Administrative Agent as provided herein), then the SOFR for such day will be the last appearing SOFR published prior to such day.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday and (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Section 2.    Benchmark
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark Administration Changes” means, with respect to the Benchmark (including any Benchmark Replacement Rate), any technical, administrative or operational changes, including without limitation changes to the timing and frequency of determining rates and making payments of price differential, length of lookback periods, and other administrative matters as may be appropriate, in the sole and good faith discretion of Administrative Agent using Administrative Agent’s Methodology, to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

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“Benchmark Replacement Date” means the date the Administrative Agent determines is consistent with Administrative Agent’s Methodology in implementing the applicable Benchmark Replacement Rate.
“Benchmark Replacement Rate” means an alternative benchmark rate (including any mathematical or other adjustments to such benchmark rate (if any) incorporated therein) selected by Administrative Agent giving due consideration to Administrative Agent’s Methodology any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Transition Event” means the occurrence of a determination by the Administrative Agent that one or more of the following events has occurred with respect to the then-current Benchmark:
(i)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(ii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(iii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative; or
(iv)continued implementation of the Benchmark is no longer administratively feasible, no significant market practice for the administration of the Benchmark exists, or due to external factors the Benchmark will not adequately and fairly reflect the cost to Administrative Agent of purchasing or maintaining the facility.

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“Benchmark Transition Notice” means a notice given by Administrative Agent which (i) sets forth in reasonable detail the circumstances of the Benchmark Transition Event, (ii) designates a Benchmark Replacement Date, and (iii) if feasible, identifies any applicable Benchmark Administration Changes.
Section 3.    Benchmark Administration
(a)Benchmark Replacement. If prior to any payment date, Administrative Agent determines in its sole and good faith discretion that a Benchmark Transition Event has occurred, then Administrative Agent may deliver a Benchmark Transition Notice to Seller and each Buyer, whereupon the Benchmark Replacement Rate selected by Administrative Agent will replace the then-current Benchmark effective as of the applicable Benchmark Replacement Date, together with any Benchmark Administration Changes identified in such Benchmark Transition Notice.
(b)Benchmark Administration. Administrative Agent will have the right, in its sole and good faith discretion using Administrative Agent’s Methodology, to make Benchmark Administration Changes from time to time with respect to the Benchmark (including any Benchmark Replacement Rate), upon written notice to Seller and each Buyer, and any such Benchmark Administration Changes will become effective without any further action or consent of Seller or any other party to this Agreement or the other Principal Agreements.

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SCHEDULE DQ
DISQUALIFIERS
“Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless it shall have been waived or cured in writing in accordance with the terms of the Agreement, the Market Value of the affected Purchased Mortgage Loan shall be deemed to be zero, and the Administrative Agent shall be deemed to have marked such Purchased Mortgage Loan to market:

1.Any event occurs, or is discovered to have occurred, after which the affected Purchased Mortgage Loan fails to satisfy any element of the definition of “Eligible Mortgage Loan”.
2.In respect of any Purchased Mortgage Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Mortgage Loans set forth in Section 6.23 applicable to that type of Purchased Mortgage Loan shall become untrue, or shall be discovered to be untrue, in any respect.
3.Any Purchased Mortgage Loan shall become in default or with respect to which the Mortgagor has made a formal written request for, and/or the Seller has granted, forbearance of some or all of Mortgagor’s payment obligations thereunder.
4.The Maximum Aging Limit for such Purchased Mortgage Loan shall have elapsed after the Purchase Date upon which a Wet-Ink Mortgage Loan has been sold to the Buyers without all of the Wet-Ink Mortgage Loan’s Mortgage Documents having been received by the Custodian.
5.For any Purchased Mortgage Loan, any Mortgage Document shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before twenty-one (21) days after it was so sent to the Seller.
6.Any Purchased Mortgage Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Mortgage Loan is guaranteed by a natural person. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Mortgage Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
7.Any Purchased Mortgage Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, members or appointed officers, provided, however, nothing herein shall be deemed to disqualify any Purchased Mortgage Loans made to an employee or officer of Seller in the ordinary course of Seller’s business. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no
Schedule DQ
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Purchased Mortgage Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
8.Any Purchased Mortgage Loan shipped to an Agency or Takeout Purchaser shall not be paid for or returned to the Custodian or the Administrative Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.
9.More than sixty (60) days shall have elapsed since the Purchase Date of any Purchased Mortgage Loan.
10.Any Purchased Mortgage Loan that is shipped to the Seller for correction of one or more Mortgage Documents when the Market Value of all Purchased Mortgage Loans so shipped to the Seller exceeds five percent (5%) of the Maximum Transaction Amount (or such greater amount as approved by the Administrative Agent in its sole discretion).
11.The terms and conditions of any Purchased Mortgage Loan has been amended, modified or waived (except to correct errors or omissions in Mortgage Documents), or any claim in respect of any Purchased Mortgage Loan has been settled or compromised, or Seller has accepted other than cash or the exchange of comparable Purchased Mortgage Loans (which is concurrently sold by the Seller to the Buyers) in liquidation of any Purchased Mortgage Loan, in each case without the written consent of the Administrative Agent given on a case-by-case basis.
Schedule DQ
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SCHEDULE EL
ELIGIBLE MORTGAGE LOANS
“Eligible Mortgage Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans, Jumbo Mortgage Loans, State Housing Agency Mortgage Loans, and Wet-Ink Mortgage Loans of a type previously listed, in each case, that satisfy all criteria for Eligible Mortgage Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first priority Lien (subject only to Permitted Encumbrances) on its related Mortgaged Property. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Mortgage Loan at any time:
(1)If the Mortgaged Property securing it is a mobile home, manufactured housing, or cooperative housing unit.
(2)That contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Law requiring notification to its Mortgagor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.
(3)If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.
(4)If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, members or appointed officers; provided, however, nothing herein shall be deemed to disqualify any Purchased Mortgage Loans made to an employee or officer of the Seller in the ordinary course of the Seller’s business.
(5)Whose related Mortgaged Property is not covered by a hazard insurance policy that complies with applicable Agency or Investor Guidelines.
(6)That is a construction, rehabilitation or commercial loan. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Mortgage Loan is such a loan.
(7)Where the Mortgage Note evidencing such Mortgage Loan (i) was not executed by a bona fide third person who had capacity to contract, or (ii) matures more than thirty (30) years from the date thereof.
(8)That was originated more than thirty (30) days before its Purchase Date.
(9)That is in default or ever was in default.
(10)That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “reverse mortgage”, “negative amortization” or “graduated payment” loan. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyers amortizes over time.
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(11)In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.
(12)That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (a) has been defined as “high cost”, “high risk”, “predatory”, “covered”, “threshold” or a similar term under any such applicable federal, state or local law, (b) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (c) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes any Buyer or the Administrative Agent to regulatory action or enforcement proceedings, penalties or other sanctions. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Mortgage Loan is such a loan.
(13)That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser (other than the existing mortgage warehousing facility with Comerica Bank), whether with or without the Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that no Purchased Mortgage Loan is such a loan.
(14)That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person.
(15)That has a LTV ratio in excess of (a) one hundred five percent (105%) in the case of a State Housing Agency Mortgage Loan; or (b) in the case of a Jumbo Mortgage Loan the applicable maximum LTV specified in the Credit Requirements defined in the Fee and Pricing Letter (or, in each case, such other percentage determined by the Administrative Agent in its sole discretion and specified in a written notice from the Administrative Agent to the Seller from time to time);
(16)[Reserved].
(17)Unless all of the Seller’s right, title and interest in and to the Purchased Mortgage Loan is subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Buyers subject to no other liens, security interests, charges or encumbrances other than the Seller’s right to repurchase the Purchased Mortgage Loan hereunder and other Permitted Encumbrances with respect to the related Mortgaged Property.
(18)Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 6.23 and Schedule 6.23, are true and correct with respect to such Purchased Mortgage Loan at all times on and after the related Purchase Date through the applicable Repurchase Date.
(19)That is not covered by an Investor Commitment or Hedge Agreement.
(20)That has an original term to stated maturity of more than thirty (30) years.
(21)As to which any Disqualifier applies.
Schedule EL

(22)[Reserved].
(23)[Reserved].
(24)[Reserved].
(25)Any Mortgage Loan with respect to which the Mortgagor has made a formal written request for, and/or the Seller has granted, forbearance of some or all of Mortgagor’s payment obligations thereunder.
Schedule EL

SCHEDULE 6.23
SPECIAL REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO EACH PURCHASED MORTGAGE LOAN
With respect to each Mortgage Loan, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans and as of the Closing Date of this Agreement and any Transaction hereunder, and (ii) at all times while the Repurchase Documents or any Transaction hereunder is in force and effect, the Seller represents and warrants to the Administrative Agent and the Buyers that each of the statements set forth as lettered items of this Schedule 6.23 is true and correct in all material respects. For purposes of this Schedule 6.23 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to each representation and warranty below that is made to the best of the Seller’s knowledge, if it is discovered by the Seller, the Administrative Agent or any Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty (if Administrative Agent shall determine that a Purchased Mortgage Loan is not an Eligible Mortgage Loan because of the inaccuracy of such a representation or warranty, Administrative Agent will give Seller written notice specifying the affected Purchased Mortgage Loan or Loans).
(a)Mortgage Loans as Described. The information set forth in the related Mortgage File is complete, true and correct as of the related Purchase Date.
(b)Valid First Lien. The Mortgage is properly recorded (or, as to newly-originated Mortgage Loans, is in the process of being recorded) and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan that is indicated by the Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet delinquent, (ii) exceptions, covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Seller and that do not adversely affect the purchase by, or the purchase price to be paid by, the Takeout Purchaser, and (iii) other matters to which like properties are commonly subject that do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and the Seller has full right to sell and assign the related Purchased Assets to the Administrative Agent for the benefit of the Buyers.
Schedule 6.23
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(c)Validity of Mortgage Documents. With respect to each Mortgage Loan, the Seller or its designee has in its possession all Servicing Records (including for each eMortgage Loan, the eClosing Transaction Record) except for those Servicing Records that the Seller has disclosed to the Administrative Agent are outstanding. The Mortgage Note and the related Mortgage are original and genuine, or in the case of an eNote, the copy of the eNote transmitted to the Custodian’s eVault is the Authoritative Copy and the tamper-seal on the eNote matches the tamper-seal stored on the MERS eRegistry, and each is the legal, valid and binding obligation of the Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and the Seller has taken all action required by this Agreement or requested by Administrative Agent to transfer such rights of enforceability to the Custodian, for the benefit of the Buyers. Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the proper exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered pursuant to this Agreement shall be delivered to the Custodian within the time frames set forth in the Custodial Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied. There is only one original executed Mortgage Note (or, in the case of an eNote, only one Authoritative Copy of the eNote, and each other copy of the eNote is readily identifiable as a copy that is not the Authoritative Copy of the eNote) with respect to such Mortgage Loan, and, if an eMortgage Loan, the Mortgagor only signed the eNote at origination and did not also execute an original Mortgage Documents. Without the Administrative Agent’s prior written consent, the Seller has not amended or modified the Mortgage Documents, or waived any term or condition of them, or settled or compromised any claim in respect of any item of the Purchased Mortgage Loans, any related rights or any of the Mortgage Documents, except only such amendments, modifications, waivers, settlements or compromises, if any, that (a) do not (i) affect the amount or timing of any payment of principal or interest payable with respect to such Purchased Mortgage Loan, (ii) extend its scheduled maturity date, modify its interest rate or constitute a cancellation or discharge of its outstanding principal balance, (iii) materially and adversely affect the liability of any maker, guarantor or insurer or the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Mortgage Loan or (iv) materially and adversely affect its value, (b) have been approved by the insurer under the related private mortgage insurance policy, if any, and by the title insurer under the related lender’s title insurance policy, to the extent required to avoid affecting or impairing the coverage of such policy or policies, and (c) are in accordance with Accepted Servicing Practices and the Agency Guidelines.
(d)Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder
Schedule 6.23

thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption or right available to the Mortgagor or any other person that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. The Mortgage Note and Mortgage are on forms that are conforming to the Agency Guidelines and the Investor Guidelines, as applicable.
(e)Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except, so long as the Mortgage Note is not an eNote, by written instruments that (i) have been recorded in the applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage and (ii) have been delivered to Buyer and (iii) if such instrument modifies an eNote, such modification is reflected on the MERS eRegistry, and the eNote and related Mortgage Documents remain valid, effective and enforceable and in compliance with all applicable Law (including UETA and ESIGN) and Agency Guidelines; the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by the Seller and is reflected appropriately on any and all documentation or data and is true and accurate. No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the Mortgage File. As of the Purchase Date, the full original principal amount of each Mortgage Loan has been fully disbursed as provided for in the Mortgage Documents, and there is no requirement for any future advances.
(f)No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not, as of the origination date, subject to an event of Insolvency.
(g)No Outstanding Charges. There are no defaults by the Seller or any subservicer in complying with the terms of the Mortgage, and (1) all taxes, special assessments, governmental assessments, insurance premiums and municipal charges that previously became due and owing
Schedule 6.23

have been paid or are not delinquent, or escrow funds have been established in an amount sufficient to pay for every such escrowed item that remains unpaid and that has been assessed but is not yet delinquent before any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of the Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums that are due, have been paid without loss or penalty to the Mortgagor. As of the Purchase Date, no violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property has occurred. The Seller has received no notice of, and has no actual knowledge of, any event, including the bankruptcy filing or death of a Mortgagor, that has resulted in a Mortgagor default under the Mortgage Note or Mortgage. None of the Seller or any subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Agency Guidelines or Investor Guidelines.
(h)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither the Seller nor any subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither the Seller nor any subservicer has waived any default resulting from any action or inaction by the Mortgagor.
(i)No Default. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither the Seller nor any subservicer has waived any default, breach, violation or event permitting acceleration resulting from any action or inaction by the Mortgagor. With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first lien Mortgage or the related Mortgage Note, and (iii) no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.
(j)Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.
Schedule 6.23

(k)No Mechanics’ Liens. Subject to the exceptions in clause (b) above, there are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such a Lien) affecting the related Mortgaged Property that is or may be Liens prior to, or equal or coordinate with, the Lien of the related Mortgage.
(l)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage.
(m)Origination; Payment Terms. The Mortgage Loan was originated by the Seller, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution that is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable. The Seller and all other parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and either (1) organized under the laws of such state, (2) qualified to do business in such state, (3) federal savings and loan associations, savings banks or national banks having principal offices in such state, (4) not doing business in such state or (5) not required by any Law to be qualified to do business in such state. Principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan requires interest payable in arrears on the first day of the month. Each Mortgage Note requires a monthly payment that is sufficient (i) during the period before the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the applicable Agency Guidelines) and to pay interest at the related Mortgage interest rate, and (ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization. Interest on the Mortgage Note is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Mortgage Loan is not a simple interest Mortgage Loan (meaning a Mortgage Loan on which interest is calculated on a daily basis). The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.
(n)Ownership. Immediately before the Buyers’ payment of the Purchase Price, the Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Immediately before the Purchase Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, is not assigned or pledged by the Seller (although it may be, or have been, subject to an Investor Commitment) and the Seller has good and marketable title thereto, full right to transfer and sell the Mortgage Loan to the Administrative Agent on behalf of the Buyers free and clear of any Lien, participation interest, equity, pledge or claim and had full
Schedule 6.23

right and authority subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer the Mortgage Loan, subject to any applicable Investor Commitment. Following the sale of the Mortgage Loan, Buyers will own such Mortgage Loan and the other Purchased Assets free and clear of any Lien except for the Lien created pursuant to this Agreement and subject to Seller’s repurchase rights and applicable Investor Commitments and Buyers shall have a valid and perfected first priority security interest in all of Seller’s right, title and interest in and to such Mortgage Loan and the other Purchased Assets then existing and thereafter arising in each case free and clear of any Lien, subject to Seller’s repurchase rights and applicable Investor Commitment. After the related Purchase Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by the Seller, the Administrative Agent and each Buyer. The Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.
(o)Transfer of Mortgage Loan. The Mortgage Loan is a MERS Loan. The original Mortgage was recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of the Mortgagor, or is in the process of being recorded. The Seller has registered the Mortgage Loan on the MERS System or will do so within five (5) Business Days after the Purchase Date. No Person (other than Administrative Agent, which may, at its election, list itself as interim funder) is listed as interim funder on the MERS System with respect to such Mortgage Loan.
(p)Hazard Insurance; Flood Insurance. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Investor Guidelines and against loss by fire, hazards covered by extended coverage insurance and such other hazards as are required in the Investor Guidelines pursuant to an insurance policy conforming to the requirements of Investor Guidelines and providing coverage as required by Agency Guidelines. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums due and owing thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, or by regulations promulgated pursuant thereto, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of the Investor Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is in full force and effect. The Seller has not engaged in, and has no knowledge of the Mortgagor, any subservicer or any prior servicer having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity
Schedule 6.23

and binding effect of either, including, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller, in any case, to the extent it would impair coverage under any such policy.
(q)Title Insurance. The Mortgage Loan is covered by an ALTA, CLTA or TLTA lender’s title insurance policy, acceptable to the applicable Agency or as mandated by applicable state law, if any, issued by a title insurer acceptable to the applicable Agency or qualified as required under applicable state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns as to the first priority of the lien of the Mortgage in the original principal amount of the Mortgage Loan, subject to the exceptions in clause (b) above, and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and the Seller has not done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy.
(r)Reserved.
(s)Private Mortgage Insurance Policy. In the event that a private mortgage insurance policy is required by the applicable Agency, the Mortgage Loan has a valid and transferable private mortgage insurance policy. Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to pay the private mortgage insurance policy premium, if any, with respect to such Mortgage Loan.
(t)Optional Insurance. No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained with the proceeds of such Mortgage Loan in connection with the origination of such Mortgage Loan at the origination date.
(u)Insurance. All insurance policies required by the applicable Agency in connection with the closing of the Mortgage Loan, of whatever type, remain in full force and
Schedule 6.23

effect. The Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission that would impair the coverage validity or binding effect of any such policies or that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no unlawful commission, unlawful fee, or other unlawful compensation has been or will be received by the Seller or any subservicer or any designee of the Seller or any subservicer or any corporation in which the Seller, any subservicer or, to Seller’s knowledge, any officer, director, or employee of the Seller or any subservicer had a financial interest at the time of placement of such insurance.
(v)Mortgaged Premises Undamaged; No Condemnation Proceedings. As of the related Purchase Date, there are no material uninsured casualty losses or material casualty losses where coinsurance has been, or the Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, materially greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used by Seller to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Documents. All damage with respect to which casualty insurance proceeds have been received by or through the Seller has been properly repaired or is in the process of being repaired using such proceeds. There is no material damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, to Seller’s actual knowledge, hazardous or toxic substances, or other casualty that would materially adversely affect the value of the Mortgaged Property as security for the Mortgage Loan. There is no proceeding pending or, to Seller’s actual knowledge, threatened in writing for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.
(w)Location of Improvements; No Encroachments. All improvements subject to the Mortgage that were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those that are insured against by the title insurance policy referred to in clause (q) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.
(x)Appraisal. The Servicing Records contain an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, or an Appraised Value Alternative, in each case, in a form acceptable to the applicable Agency or Takeout Purchaser, the Administrative Agent and consistent with the applicable Agency Guidelines, and in the case of an appraisal, made and signed, before the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage
Schedule 6.23

Loan was made in accordance with the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (12 U.S.C. 3331 et seq.) and the regulations promulgated thereunder, and if such Mortgage Loan is a “higher priced mortgage loan” as defined in 12 CFR § 1026.35(a)(1), the requirements of 12 CFR § 1026.35(c)(3) and (4), including their requirements, if applicable, for a second appraisal for higher priced mortgage loans to finance a consumer’s acquisition of his or her principal dwelling that was acquired by its seller within ninety (90) or one hundred eighty (180) days before consummation of such mortgage loan, for more than one hundred ten percent (110%) or one hundred twenty percent (120%), respectively, of the Seller’s acquisition price), all as in effect on the origination date of the Mortgage Loan. As used herein, the term “Appraised Value Alternative” means with respect to (i) refinanced Mortgage Loans underwritten with the use of the Fannie Mae direct underwriting system with respect to which a property inspection waiver has been issued, (ii) Fannie Mae “DU Refi” Mortgage Loans and (iii) Freddie Mac “Open Access” Mortgage Loans, the value entered by Seller into Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector system, as applicable. In the case of FHA streamlined Mortgage Loans, “Appraised Value Alternative” means the appraised value reported in the FHA connection system for the Mortgagor’s previous loan that is being refinanced by the subject Mortgage Loan.
(y)Occupancy of the Mortgaged Premises. As of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law. As of the Purchase Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.
(z)Type of Mortgaged Premises. The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, a townhouse or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development or a de minimis planned unit development, or a cooperative unit in a cooperative project; provided that any condominium project or planned unit development generally conforms to the applicable Agency Guidelines regarding such dwellings. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided that Mortgaged Property that contains a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. The Mortgaged Property is not a Manufactured Home or a mobile home.
(aa)Environmental Matters. There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and
Schedule 6.23

enjoyment of said property. The Mortgaged Property is free from any and all toxic or hazardous substances in unlawful quantities or concentrations and there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property.
(ab)Unacceptable Investment. The Seller has no actual knowledge of any specific circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that cause, or would reasonably be expected to cause, private institutional investors that invest in loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment or materially adversely affect the value or the marketability of the Mortgage Loan in comparison to similar loans.
(ac)Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller or any subservicer, and the Seller has no actual knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.
(ad)No Fraud. No fraud, material omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of the Seller, any subservicer or any other Person involved in the origination of the Mortgage Loan, including the Mortgagor, any builder or developer or any appraiser. To Seller’s actual knowledge, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. The Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.
(ae)Delinquency. The Mortgage Loan has not been dishonored or declared to be in default and no payment required under the Mortgage Loan is more than thirty (30) days past due.
(af)Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including usury, truth in lending, real estate settlement procedures, consumer credit protection, fair credit billing, fair credit reporting, fair debt collection practices, predatory and abusive lending laws and regulations, equal credit opportunity, fair housing and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of the Mortgage Loan including any provisions relating to prepayment penalties, have been complied with in all material respects and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. The Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for Administrative Agent’s inspection at the Seller’s office during normal business hours upon reasonable advance notice. Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including all applicable predatory and abusive lending laws.
(ag)Disclosure and Rescission Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has
Schedule 6.23

acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the Mortgage File.
(ah)Texas Refinance Loans. Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty. The Seller does not collect any such prepayment penalties in connection with any such Texas Refinance Loan.
(ai)Anti-Money Laundering Laws. The Seller has at all times complied with all applicable anti-money laundering rules and regulations, in respect of the origination and servicing of each Mortgage Loan; Seller has established an anti-money laundering compliance program as and to the extent required by the anti-money laundering rules and regulations, has conducted the requisite due diligence in connection with the origination and servicing of each Mortgage Loan for purposes of the anti-money laundering rules and regulations to the extent applicable to the Seller, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the anti-money laundering rules and regulations. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and to Seller’s actual knowledge no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.
(aj)Predatory Lending Regulations. The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost”, “threshold”, “covered” or “predatory” loan under any other applicable state, federal or local law. The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations for “high cost” loans, including 12 C.F.R. § 226.32(a)(1)(i). No predatory or deceptive lending practices, including the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit that has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No term or condition of, and no practice used in connection with the origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms that expose Buyer to regulatory action or enforcement proceedings, penalties or other sanctions.
(ak)State Laws. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute
Schedule 6.23

effective June 24, 2003 (Ky. Rev. Stat. Section 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or before March 7, 2003 is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended; no Mortgage Loan is a “high cost home loan,” as defined in Section 6 L of the New York State Banking Law; and no Mortgage Loan is a “covered loan” as contemplated in the California Predatory Lending Act set forth in California Finance Code Sections 4970 to 4979.8.
(al)Arbitration. No Mortgage Loan is subject to mandatory arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.
(am)Higher Cost Products. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator that is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor qualified for a lower-cost credit product then offered by the Mortgage Loan’s originator, the Mortgage Loan’s originator offered such lower-cost credit product to Mortgagor.
(an)Underwriting Methodology. With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets, liabilities and the proposed mortgage payment in accordance with Investor Guidelines.
(ao)Points and Fees. No Mortgagor was charged “points and fees” as defined in 12 CFR § 1026.32(b)(1), whether or not financed, in an amount greater than (i) three percent (3%) of the total loan amount — or, for Mortgage Loans of less than $100,000 (indexed for inflation), such different amount as is specified in 12 CFR § 1026.43(e)(3) — of any Mortgage Loan that is an “ATR Covered Loan” (i.e., a Mortgage Loan that is subject to the Truth in Lending Act of 1968, as amended, and is not exempt from the ability to repay requirements of Regulation Z (12 CFR § 1026.43(a) or (d)), or (ii) five percent (5%) of the principal amount of any Mortgage Loan that is an “ATR Exempt Loan” (i.e., a Mortgage Loan that is either not
Schedule 6.23

subject to the Truth in Lending Act of 1968, as amended, or is exempt from such ability to repay requirements in Regulation Z). All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.
(ap)Prepayment Penalties. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment before maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the Mortgage Documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state or federal law to the contrary, neither the Seller nor any subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.
(aq)Single Premium Credit Insurance Policies. No proceeds from any Mortgage Loan were paid on the origination date to purchase a single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Seller in connection with the origination of the Mortgage Loan or as a condition to the extension of credit. No proceeds from any Mortgage Loan were paid on the origination date to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.
(ar)Origination Practices; Servicing. The origination practices used by the Seller and the collection and servicing practices used by the Seller and any subservicer with respect to each Mortgage Loan have been in all material respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by the Seller and any subservicer have been consistent with customary servicing procedures. The Mortgage Loan was underwritten in accordance with applicable Investor Guidelines. The Seller services the Mortgage Loan at all times since its origination.
(as)Escrow Payments. With respect to escrow deposits and payments that the Seller is entitled to collect, all such payments are in the possession of, or under the control of the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.
(at)Interest on Escrows. As of the related Purchase Date, the Seller has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account. Evidence of such credit shall be provided to the Administrative Agent upon request.
Schedule 6.23

(au)Escrow Analysis. The Seller has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law to the extent required by applicable law. All books and records with respect to each Mortgage Loan comply with applicable law and regulations, and have been adjusted to reflect the results of any required escrow analyses. Except as allowed by applicable law, no inflation factor was used in the escrow analysis. The Seller has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.
(av)Escrow Holdbacks. The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by the Seller or permitted in the Investor Guidelines.
(aw)Credit Reporting. To the extent, if any, that the Seller is required to do so by the Fair Credit Reporting Act and its implementing regulations, the Seller has caused to be fully furnished, in accordance with such Act and regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.
(ax)Interest Rate Adjustments. If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. At the time the Mortgage Loan was originated, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.
(ay)Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts. The Mortgagor is not an owner, officer, director or agent of the Seller or any guarantor, or an Affiliate of the Seller. The Mortgagor is not an employee of the Seller, or a relative of an employee of the Seller unless (i) the Mortgage Loan was made in compliance with generally applied standards and requirements of the Seller’s “employee” or “friends and family” mortgage loan programs under which loans are available to all of the Seller’s eligible employees and (ii) such Mortgage Loan is otherwise an Eligible Mortgage Loan. The Mortgagor is not a government or a governmental subdivision or agency. The Mortgagor occupies the Mortgaged Property unless the Mortgaged Property is an investment property.
(az)Fannie Mae Announcement 95-19. As applicable, the Seller will transmit full file credit reporting data for each Mortgage Loan to the extent required pursuant to Fannie Mae Announcement 95-19 and to the extent required by the announcement, the Seller will report one of the following statuses each month as follows: new origination, current, delinquent (thirty (30) or more days), foreclosed, or charged-off.
(ba)Tax Identification/Back Up Withholding. All tax identifications for individual Mortgagors, have been certified to the extent required by law. The Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers of
Schedule 6.23

Mortgagors and the taxpayer identification numbers provided to the Administrative Agent or its designee as reflected on the system are correct. To the extent a Mortgage Loan is subject to back up withholding, the Seller has substantiated both the initial reason for the backup withholding and the amount of such backup withholding and the reason for such backup withholding in the amount currently withheld still exists.
(bb)IRS Forms. All IRS forms, including Forms 1099, 1098, 1041 and K-1, as appropriate, that are required to be filed with respect to activity occurring on or before the year in which the Purchase Date occurs and have been filed or will be filed in accordance, in all respects, with applicable law.
(bc)Electronic Drafting of Payments. If the Seller or a subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance with applicable federal, state, and local laws and regulations; and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to the Administrative Agent on behalf of the Buyers pursuant to the assignment provisions contained therein, and will be fully assigned to the Administrative Agent on behalf of the Buyers pursuant to this Agreement.
(bd)U.S. Loan; Mortgagor. The Mortgage Loan is denominated and payable only in United States dollars within the United States and the related Mortgagor is a United States citizen or resident alien or, only if the Mortgagor is a trustee as described in item (yy) in this Schedule 6.23 that is not a natural person, Mortgagor is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.
(be)JPMorgan Chase Bank Eligible. If the Mortgage Loan is a Jumbo Mortgage Loan, it is eligible for sale to JPMorgan Chase Bank, N.A. (even if JPMorgan Chase Bank, N.A. is not the Takeout Purchaser).
(bf)Investor Commitment or Hedge Agreement. The Mortgage Loan is subject to (a) a legally valid and binding Investor Commitment and satisfies all of the requirements related to such Investor Commitment or (b) a legally valid and binding Hedge Agreement and satisfies all of the requirements related to such Hedge Agreement.
(bg)Agency Guidelines. The Mortgage Loan satisfies, and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines;
(bh)Whole Loan. The Mortgage Loan is a whole loan and not a participation interest.
(bi)UCC Characterization. The Mortgage Loan is an “account”, “chattel paper”, “promissory note” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;
(bj)Bankruptcy Code Characterization. The Mortgage Loan is a “mortgage loan” within the meaning of the Bankruptcy Code.
Schedule 6.23

(bk)No Previous Financing. The Mortgage Loan has not been previously financed by any other Person.
(bl)No Equity Participation. No document relating to the Mortgage Loan provides for sharing in the appreciation of the value of the Mortgaged Property, all except to the extent provided in the Mortgage or by applicable law after default by the Mortgagor. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property, except to the extent provided in the Mortgage or by applicable law after default by the Mortgagor, and the Seller does not own, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(bm)Condominiums/ Planned Unit Developments. If the Mortgage Loan is a condominium loan, the related Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development), such condominium or planned unit development project meets the eligibility requirements of the applicable Agency or investor or is located in a condominium or planned unit development project that has received project approval from the applicable Agency or investor and the representations and warranties required by the applicable Agency or investor with respect to such condominium or planned unit development remain true and correct in all material respects.
(bn)Downpayment. The source of the down payment with respect to such Mortgage Loan has been fully verified by the Seller.
(bo)Due on Sale. The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(bp)Flood Certification Contract. The Seller has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.
(bq)No Construction Loans. The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of any Mortgaged Property or (b) facilitating the trade-in or exchange of any Mortgaged Property.
(br)eMortgage Loans. If the Mortgage Loan is an eMortgage Loan (i) the Mortgage Loan is evidenced by an eNote that is a valid and enforceable Transferable Record pursuant to all applicable provisions of UETA and/or ESIGN, and there is no defect with respect to the eNote that would confer upon the Administrative Agent on behalf of the Buyers or any subsequent transferor, less than the full rights, benefits and defenses of “control” (as defined by UETA and ESIGN) of the Transferable Record, (ii) prior to transfer to the Administrative Agent on behalf of the Buyers, the Seller is an entity entitled to enforce the Mortgage Loan, (iii) all electronic signatures associated with the Mortgage Loan are authenticated and authorized and the type of electronic signature used by the Mortgagor to sign the related eNote and any other electronic record associated therewith (A) is legal and enforceable under applicable law, and (B) was not
Schedule 6.23

effected by means of audio or video recording, (iv) the Seller has established procedures and controls limiting access to MERS eDelivery and the MERS eRegistry to duly authorized individuals, and Buyer is entitled to rely on any transmission, transfer or other communication via these systems to be the authorized act of the Seller, (v) with respect to the eNote and each other Electronic Record contained in the Mortgage File, the Seller has collected and continues to retain as part of the eClosing Transaction Record (A) any and all consents, agreements and disclosures required to create a valid and binding electronic record under UETA and ESIGN and (B) appropriate evidence, to document the agreement of each signer of such eNote or other Electronic Record to use an electronic signature, to demonstrate such signer’s execution of a particular electronic signature, and to prove its attribution of the electronic signature to such signer, (vi) any transfers of “control” (as defined by UETA and ESIGN) of the eNote are authenticated and authorized, (vii) the Authoritative Copy of the eNote has not been altered since it was electronically signed by its issuer(s), (viii) there has been, at all times, one and only one Authoritative Copy of the eNote in existence, and all other copies are readily identifiable as non-authoritative copies, and (ix) the eNote is not subject to a defense, claim of ownership or security interest, or claim in recoupment of any party that can be asserted against the Seller, the Administrative Agent, any Buyer or any subsequent transferor.
(bs)eNote Form and Registration. If the Mortgage Loan is an eMortgage Loan, (i) such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote (which form is, as of the date of this Agreement, created by modifying the appropriate Fannie Mae or Freddie Mac Uniform Instrument to meet substantive and technical eligibility requirements for eNotes under Agency Guidelines, including the substantive requirement that such eNote contain the Agency eNote Clause, defined below) or in such other form as is acceptable to the applicable Agency, Approved eMortgage Investor, and the Administrative Agent, and in compliance with all applicable provisions of UETA and/or ESIGN, Agency Guidelines and Investor Guidelines, (ii) the eNote contains a valid, unique 18-digit MIN that is identical to the MIN assigned to the related Mortgage on the MERS System and identifies MERSCORP Holdings, Inc., a Delaware limited liability company, as the “Operator of the Registry”, (iii) the eNote is properly registered on the MERS eRegistry (and was initially registered within one (1) calendar day of the origination of the eMortgage Loan) and all transfers of Control, Location and/or Servicing Agent and all modifications to the eNote and the eMortgage Loan, if any, have been approved by the Administrative Agent in writing and are reflected on the eRegistry in compliance with the MERS eRegistry Procedures Manual and applicable Agency Guidelines, (iv) the Seller has transferred the Authoritative Copy of the eNote to the Custodian’s eVault and the tamper-seal of such eNote matches the tamper-seal of the eNote on the MERS eRegistry, and (v) the Custodian is named as the current Controller and Location of the eNote on the MERS eRegistry (provided that another Person may be identified as Controller and/or Location of such eNote pursuant to an eNote Control and Bailment Agreement for a period of up to sixty (60) days).
The term “Agency eNote Clause” means the clause required by Fannie Mae and Freddie Mac to be inserted as the last numbered provision in all eNotes, which clause, as of the date of this Agreement, reads as follows:
Schedule 6.23

"[11]. ISSUANCE OF TRANSFERABLE RECORD; IDENTIFICATION OF NOTE HOLDER; CONVERSION FROM ELECTRONIC NOTE TO PAPER-BASED NOTE
(A)    I expressly state that I have signed this electronically created Note (the "Electronic Note") using an Electronic Signature. By doing this, I am indicating that I agree to the terms of this Electronic Note. I also agree that this Electronic Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined in Section 11(F)), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in the jurisdiction where the Property is located ("UETA"), the Electronic Signatures in Global and National Commerce Act ("E-SIGN"), or both, as applicable. In addition, I agree that this Electronic Note will be an effective, enforceable and valid Transferable Record (as defined in Section 11(F)) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN.
(B)    Except as indicated in Sections 11(D) and (E) below, the identity of the Note Holder and any person to whom this Electronic Note is later transferred will be recorded in a registry maintained by [Insert Name of Operator of Registry here*] or in another registry to which the records are later transferred (the "Note Holder Registry"). The authoritative copy of this Electronic Note will be the copy identified by the Note Holder after loan closing but prior to registration in the Note Holder Registry. If this Electronic Note has been registered in the Note Holder Registry, then the authoritative copy will be the copy identified by the Note Holder of record in the Note Holder Registry or the Loan Servicer (as defined in the Security Instrument) acting at the direction of the Note Holder, as the authoritative copy. The current identity of the Note Holder and the location of the authoritative copy, as reflected in the Note Holder Registry, will be available from the Note Holder or Loan Servicer, as applicable. The only copy of this Electronic Note that is the authoritative copy is the copy that is within the control of the person identified as the Note Holder in the Note Holder Registry (or that person's designee). No other copy of this Electronic Note may be the authoritative copy.
(C)    If Section 11(B) fails to identify a Note Holder Registry, the Note Holder (which includes any person to whom this Electronic Note is later transferred) will be established by, and identified in accordance with, the systems and processes of the electronic storage system on which this Electronic Note is stored.
(D)    I expressly agree that the Note Holder and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (the "Paper-Based Note"). In the event this Electronic Note is converted into a Paper-Based Note, I further expressly
Schedule 6.23

agree that: (i) the Paper-Based Note will be an effective, enforceable and valid negotiable instrument governed by the applicable provisions of the Uniform Commercial Code in effect in the jurisdiction where the Property is located; and (ii) my signing of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note; (iii) I intend that the printing of the representation of my Electronic Signature upon the Paper-Based Note from the system in which the Electronic Note is stored will be my original signature on the Paper-Based Note and will serve to indicate my present intention to authenticate the Paper-Based Note; (iv) the Paper-Based Note will be a valid original writing for all legal purposes; and (v) upon conversion to a Paper-Based Note, my obligations in the Electronic Note shall automatically transfer to and be contained in the Paper-Based Note, and I intend to be bound by such obligations.
(E)    Any conversion of this Electronic Note to a Paper-Based Note will be made using processes and methods that ensure that: (i) the information and signatures on the face of the Paper-Based Note are a complete and accurate reproduction of those reflected on the face of this Electronic Note (whether originally handwritten or manifested in other symbolic form); (ii) the Note Holder of this Electronic Note at the time of such conversion has maintained control and possession of the Paper-Based Note; (iii) this Electronic Note can no longer be transferred to a new Note Holder; and (iv) the Note Holder Registry (as defined above), or any system or process identified in Section 11(C) above, shows that this Electronic Note has been converted to a Paper-Based Note, and delivered to the then-current Note Holder.
(F)    The following terms and phrases are defined as follows: (i) “Authenticated, Stored and Transmitted by Electronic Means” means that this Electronic Note will be identified as the Note that I signed, saved, and sent using electrical, digital, wireless, or similar technology; (ii) “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means; (iii) “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; (iv) “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and (v) “Transferable Record” means an electronic record that: (a) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing and (b) I, as the issuer, have agreed is a Transferable Record."
* Note: Insert "MERSCORP Holdings, Inc., a Delaware corporation" here as the name of the Operator of the Registry.
(bt)No Document Licenses or Fees. No eNote or other Electronic Record for such Mortgage Loan, regardless of format, is subject to any licensing condition that would prohibit, limit or inhibit the Buyers’ ownership or use of such eNote and other Electronic Record or any of
Schedule 6.23

their rights and remedies under this Agreement and no Buyer is required to pay any royalties or any other fees due to its ownership or use of the eNotes and Electronic Records.
(bu)eClosing System and eVault. If the Mortgage Loan is an eMortgage Loan, (i) a copy of the eNote is being maintained in an eVault that satisfies the requirements of §§ 16(b) and 16(c) of UETA and §§ 201(b) and 201(c) of ESIGN and all applicable Agency Guidelines and Investor Guidelines, (ii) the eNote and other eMortgage Loan documents, the systems and processes used to create, register, transfer, store, retrieve, maintain and secure these documents, and the eClosing System used by the Mortgagor to electronically sign these documents comply with all applicable provisions of UETA and/or ESIGN, including § 201 of ESIGN and § 16 of UETA, Agency Guidelines and Investor Guidelines, as applicable.
Schedule 6.23

SCHEDULE 6.24
OWNERS OF EQUITY INTEREST IN THE SELLER
1. M/I Homes, Inc. owns 100% of the equity interest in the Seller.
Schedule 6.24
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